    As filed with the Securities and Exchange Commission on August 6, 1996

                                                  Registration No. 333-_________

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549
                           -----------------------

       FORM S-3 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 ______________

                         BROADBAND TECHNOLOGIES, INC.
            (Exact name of registrant as specified in its charter)


                  Delaware                             56-1615990
         (State of Incorporation)          (I.R.S. Employer Identification No.)

                  4024 Stirrup Creek Drive, P. O. Box 13737
                      Durham, North Carolina  27709-3737
                                (919) 544-0115
         (Address, including Zip Code and telephone number, including area code, of registrant's principal executive offices)

                                                 With copies to
         Salim A. L. Bhatia, President           James F. Verdonik, Esq
         BroadBand Technologies, Inc.            Petree Stockton, L.L.P.
         4024 Stirrup Creek Drive                4101 Lake Boone Trail
         P.O. Box 13737                          Suite 400
         Durham, North Carolina 27709-3737       Raleigh, North Carolina  27607
         (919) 544-0115                          (919) 420-1700

         (Name, address, including Zip Code,
         and telephone number, including area
         code, of agent for service)


         Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                  CALCULATION OF REGISTRATION FEE


                                                      Proposed                Proposed
Title of Each                                         Maximum                 Maximum
Class of                                              Offering                Aggregate             Amount of
Securities to                Amount to be             Price                   Offering              Registration
Be Registered                Registered               Per  Unit (1)           Price (1)             Fee
- -------------                ----------               -------------           ---------             ------------
5% Convertible               $115,000,000                      100%           $115,000,000           $39,655.17
Subordinated Notes due
May 15, 2001

Common Stock,
par value $0.01                2,772,420                        N/A                    N/A                  N/A(3)
per share                           (2)



                                                                              TOTAL FEES             $39,655.17
                                                                              ----------             ==========

- ------------
(1)      Exclusive of accrued interest, if any.

(2) Represents the 2,772,420 shares of Common Stock issuable initially upon conversion of the Notes being registered hereunder at the conversion rate of 24.1080 shares per U.S. $1,000 principal amount of Notes. Pursuant to Rule 416 under the Securities Act of 1933, an indeterminate number of additional shares of Common Stock that may be issued by reason of adjustments in the conversion rate of the Notes is also registered hereunder.

(3) Pursuant to Rule 457(i) under the Securities Act of 1933, no registration fee is required for the shares of Common Stock issuable upon conversion of the Notes as such shares, if issued, will be issued for no additional consideration.


                                  ------------


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                  SUBJECT TO COMPLETION, DATED AUGUST 6, 1996



                         BROADBAND TECHNOLOGIES, INC.

                                 $115,000,000
              5% Convertible Subordinated Notes Due May 15, 2001
                  (Interest Payable May 15 and November 15)

                                     and

  2,772,420 Shares of Common Stock, par value $.01 per share, issuable upon conversion of such 5% Convertible Subordinated Notes

                               _________________

         This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                              ___________________

         This Prospectus relates to the offering for resale of up to $115,000,000 aggregate principal amount of the outstanding 5% Convertible Subordinated Notes (the "Notes") due May 15, 2001 of BroadBand Technologies, Inc. (the "Company" or "BroadBand"), issued under an Indenture (the "Indenture") dated as of May 22, 1996 between the Company and Marine Midland Bank, as trustee (the "Trustee"), and the 2,772,420 shares of Common Stock, par value $0.01 per share of BroadBand ("Common Stock") that are issuable upon conversion of the Notes at the initial conversion rate of 24.1080 shares per U.S. $1,000 principal amount of Notes, subject to adjustment in certain events in accordance with the provisions of the Indenture (the "Conversion Shares"). The Notes and the Conversion Shares are collectively referred to herein as the "Offered Securities."

         The Notes were issued and sold (the "Original Offering") on May 22, 1996 to Goldman, Sachs & Co. and Bear, Stearns & Co. Inc. (the "Initial Purchasers") and were simultaneously sold by the Initial Purchasers in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), in the United States to persons reasonably believed by the Initial Purchasers to be "qualified institutional buyers" as defined in, and in reliance on, Rule 144A under the Securities Act and outside the United States to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. The Notes were also sold in the United States to a limited number of institutional accredited investors in transactions exempt from registration under the Securities Act otherwise than in reliance on Rule 144A or Regulation S under the Securities Act.

         The Offered Securities may be offered and sold from time to time pursuant to this Prospectus by the holders thereof named herein or in supplements hereto (collectively, the "Selling Holders"). Information concerning the Selling Holders may change from time to time and, to the extent required, will be set forth in supplements to this Prospectus. The Offered Securities may be sold by the Selling Holders from time to time directly to purchasers or through agents, underwriters or dealers. See "Plan of Distribution" and "Selling Holders." If required, the names of any such agent or underwriter involved in the sale of the Offered Securities and the applicable agent's commission, dealer's purchase price or underwriter's discount, if any, will be set forth in supplements to this Prospectus.

         The Company's Common Stock is quoted on The Nasdaq National Market under the symbol "BBTK." On August 1, 1996, the last reported sale price of the Common Stock as reported on The Nasdaq National Market was U.S. $25.00 per share.

         The Notes are convertible into shares of Common Stock at any time on or after August 20, 1996 and prior to the close of business on May 15, 2001, the maturity date, unless previously redeemed or repurchased, initially at a conversion rate of 24.1080 shares per U.S. $1,000 principal amount of Notes (equivalent to a conversion price of U.S. $41.480 per share), subject to adjustment in certain events in accordance with the provisions of the Indenture. See "Description of Notes - Conversion Rights."

                                _______________

    SEE "RISK FACTORS," COMMENCING ON PAGE 5, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
    NY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                _______________


                                          Underwriting
                        Price to          Discounts &           Proceeds to Company or
                        Public            Commissions           other Persons
                        --------          ------------          -------------------
  Per Unit                 (1)                    (2)                    (3)  (4)
  Total                    (1)                    (2)                    (3)  (4)




(1) The Selling Holders may from time to time effect the sale of the Offered Securities at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions.

(2) The Selling Holders will receive all of the net proceeds from the sale of the Offered Securities and will pay all underwriting discounts and selling commissions, if any, applicable to any such sale. The Selling Holders and any broker-dealers, agents or underwriters who participate in the distribution of the Offered Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Offered Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for a description of indemnification arrangements between the Company and the Selling Holders.

(3) The Company will not receive any proceeds from the sales of the Notes or Conversion Shares.

(4) Expenses of preparing and filing the Registration Statement of which this Prospectus forms a part and all post-effective amendments to the Registration Statement and/or supplements to this Prospectus will be borne by the Company. In the event of a firm underwritten offering of some or all of the Offered Securities, the Selling Holders participating in such underwritten offering will be responsible for any expenses customarily borne by selling securityholders, including, without limitation, underwriting discounts and commissions.

         Interest on the Notes is payable on May 15 and November 15 of each year, commencing on November 15, 1996. The Notes may be redeemed at the option of the Company at any time on or after the close of business on May 15, 1999, in whole or in part, at the redemption prices set forth herein, plus accrued interest to the redemption date. See "Description of Notes - Optional Redemption." The Notes are not entitled to any sinking fund. The Notes will mature on May 15, 2001.

         In the event of a Change in Control, each holder of Notes may require the Company to repurchase its Notes, in whole or in part, at a repurchase price of 100% of the principal amount of Notes to be repurchased, plus accrued interest to the repurchase date. The repurchase price is payable in cash, or, at the option of the Company but subject to the satisfaction of certain conditions on its part, in Common Stock (valued at 95% of the average closing bid prices of the Common Stock for the five trading days immediately preceding and including the third trading day prior to the repurchase date). See "Description of Notes - Repurchase at Option of Holders Upon a Change in Control."

         The Notes are unsecured obligations of the Company subordinated in right of payment to all existing and future Senior Debt of the Company (as defined in the Indenture -- see "Description of Notes") and effectively subordinated in right of payment to all indebtedness and other liabilities of the Company's subsidiaries. As of July 31, 1996, the aggregate amount of outstanding Senior Debt of the Company was approximately $131,000. The Indenture under which the Notes are issued does not restrict the Company or any subsidiary from incurring additional Senior Debt or other indebtedness. See "Description of Notes - Subordination."

         The Notes issued and sold in reliance on Rule 144A are currently eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages (PORTAL) System of the National Association of Securities Dealers, Inc. Notes sold pursuant to the Registration Statement of which this Prospectus forms a part are not expected to remain eligible for trading on the PORTAL System. The Company does not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes on any automated quotation system.

             The date of this Prospectus is ________________, 1996

                    (Inside front cover page of Prospectus)

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 upon request and payment of the prescribed fee.

          The Company's Common Stock is quoted in The Nasdaq National Market System, and reports, proxy statements and other information filed by the Company can be inspected at such exchange.

         This Prospectus constitutes a part of a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") filed by the Company with the Commission in Washington, D.C. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. Items of information omitted from this Prospectus but contained in the Registration Statement may be obtained from the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon request and payment of the prescribed fee.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents, each of which was previously filed by the Company with the Commission pursuant to Section 13 of the Exchange Act, are incorporated herein by reference:

         a. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

         b. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

         c.      The Company's Report on Form 8-K dated May 17, 1996;

         d.      The Company's Report on Form 8-K dated May 22, 1996;

         e. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended December 31, 1995; and

         f. The description of the Common Stock contained under the caption "Description of Registrant's Securities to be Registered" in the Company's registration statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered upon written or oral request of each such person, a copy of any documents incorporated herein by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates. Requests for such copies should be directed to BroadBand Technologies, Inc., Attention: Secretary, 4024 Stirrup Creek Drive, P. O. Box 13737, Durham, North Carolina 27709-3737, (919) 361-2059.

                                    SUMMARY

         The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus.


Notes . . . . . . . . . . . . .   U.S. $115,000,000 principal amount of 5%
                                  Convertible Subordinated Notes due May 15,
                                  2001 (the "Notes"), with interest payable on May 15 and November 15, commencing on November
                                  15, 1996.

Issuer  . . . . . . . . . . . .   BroadBand Technologies, Inc., a Delaware
                                  corporation.

Conversion Rate . . . . . . . .   A conversion rate of 24.1080 shares per
                                  U.S. $1,000 principal amount of Notes
                                  (equivalent to U.S. $41.480 per share),
                                  subject to adjustment.

Form and Denomination . . . . .   Upon transfer in a transaction registered
                                  under the Securities Act, pursuant to the Registration Rights Agreement (as defined herein), the Notes offered hereby will be represented by a global note in definitive, fully registered form and will be deposited with a custodian for and registered in the name of a nominee of The Depository Trust
                                  Company ("DTC").  See "Description of Notes -
                                  Form and Denomination."

Convertibility  . . . . . . . .   The Notes are convertible into shares of
                                  Common Stock of the Company at any time
                                  on or after August 20, 1996 and prior to the close of business on the maturity date, unless previously redeemed or repurchased, at the conversion price set forth above. Holders of Notes called for redemption or repurchase are entitled to convert the Notes to and including, but not after the close of business on the date fixed for redemption or repurchase, as the case may be.

Optional Redemption . . . . . .   The Notes may be redeemed at the option of
                                  the Company at any time on or after the close of business on May 15, 1999, in whole or in part, at the redemption prices set forth herein, plus accrued interest to the redemption date. See
                                  "Description of Notes" - Optional Redemption.

Repurchase at Option of
  Holders Upon Change in
    Control . . . . . . . . . .   In the event of a Change in Control (as
                                  defined below under "Description of Notes
                                  - Repurchase at Option of Holders Upon a
                                  Change in Control"), each holder of Notes may require the Company to repurchase its Notes, in whole or in part, at a repurchase price of 100% of the principal amount thereof, plus accrued interest to the repurchase date. The repurchase price is payable in cash or, at the option of the Company but subject to the satisfaction of certain conditions on its part, in Common Stock (valued at 95% of the average closing bid prices of the Common
                                  Stock for the five trading days immediately preceding and including the third trading day prior to the repurchase date).

Subordination . . . . . . . . .   The Notes are subordinated to present and
                                  future  Senior Debt (as defined below
                                  under "Description of Notes - Subordination") of the Company and its subsidiaries. As of July 31, 1996, the aggregate amount of outstanding Senior Debt was approximately U.S.
                                  $131,000. As of the same date, the Company had no subsidiaries. The Indenture does not limit the Company's ability to incur Senior
                                  Debt or any other indebtedness.

Events of Default . . . . . . .   Events of Default include: (a) failure to pay
                                  principal of or premium, if any, on any Note when due, whether or not such payment is prohibited by the subordination provisions of the Indenture: (b) failure to pay interest on any Note or coupon when due, continuing for 30 days, whether or not such payment is prohibited by the subordination provisions of the Indenture; (c) default in the Company's obligation to provide notice of a Change in Control; (d) failure to perform any other covenant of the Company in the Indenture, continuing for 60 days after written notice as provided in the Indenture; (e) any indebtedness for money borrowed by the Company in an outstanding principal amount in excess of $5,000,000 is not paid at final maturity or upon acceleration thereof and such default in payment or acceleration is not cured or rescinded within 30 days after written notice as provided in the Indenture; and (f) certain events of bankruptcy, insolvency or reorganization.

Listing . . . . . . . . . . . .   The Notes are currently eligible for trading
                                  on the PORTAL System of the National
                                  Association of Securities Dealers, Inc. Notes sold pursuant to the Registration Statement of which this Prospectus forms a part are not expected to remain eligible for trading on the PORTAL System. The Company's Common
                                  Stock is quoted on the NASDAQ National Market under the symbol "BBTK."

Governing Law . . . . . . . . .   New York.

Indenture . . . . . . . . . . .   Dated as of May 22, 1996, between the Company
                                  and Marine Midland Bank, as Trustee.

                                  RISK FACTORS

Before purchasing the Offered Securities, prospective investors should consider carefully the following risk factors relating to the business of the Company and this offering.

UNCERTAINTY OF COMMERCIAL DEPLOYMENT OF FIBER-TO-THE-CURB LOCAL DISTRIBUTION NETWORKS

         The current infrastructure in the local distribution networks of telephone companies, the Company's initial primary market, is based on copper wire. The Company's FLX System works only in fiber-to-the-curb local distribution networks. There can be no assurance that telephone companies will pursue the large scale deployment of fiber required for fiber-to-the-curb local distribution networks, or, if deployment occurs, as to the volume and timing of such deployment. In the past, telephone companies have been cautious in deploying new technologies. Significant deployment may be prevented or delayed by a number of factors, including cost, regulatory barriers, lack of programming content for Advanced Interactive Services, lack of consumer demand for Advanced Interactive Services and the availability of alternative technologies. Even if telephone companies deploy fiber-to-the-curb distribution networks, there can be no assurance that telephone companies will deploy the Company's products. Although the Company's FLX System has narrowband transport capability, the Company believes its primary competitive advantage is the broadband capability of its system to transmit Advanced Interactive Services or high speed connections to the Internet or to digital video transmissions. Systems with high performance broadband capability, such as the Company's FLX System, would be attractive to telephone companies only to the extent that they plan to offer such services. Currently, very little programming content exists for video types of Advanced Interactive Services which utilize the full features of a high performance local distribution network. Substantial amounts of time, effort and money will be required to develop such programming content. There can be no assurance that sufficient programming content for Advanced Interactive Services will be developed to justify investment in deploying fiber in local distribution networks, or that programming content will be both attractive to consumers and offered at prices that will create a mass market. The Company has invested substantial amounts to develop systems with high performance broadband capability. However, unless and until telephone companies consider the capability to transmit Advanced Interactive Services or high speed connections to the Internet or to digital video broadcast to be the primary factor in purchasing decisions for their local distribution networks, the Company's business will be materially and adversely affected.

HISTORY OF LOSSES; UNCERTAIN FUTURE PROFITABILITY; FUTURE CAPITAL NEEDS

         The Company has not been profitable since its inception in 1988 and was a development stage company until the third quarter of 1993. There can be no assurance that the Company will achieve profitability. At March 31, 1996, the Company had an accumulated deficit of approximately $109.7 million. The Company expects to continue to incur substantial losses in future periods. There can be no assurance that telephone companies or other potential customers will deploy the Company's FLX System on a widespread basis, or, if deployment sales are made, that the volume, pricing and timing will be sufficient to permit the Company to achieve profitability in the future. Based on its current operating plan, the Company anticipates that the net proceeds to the Company from the securities offered hereby, together with its existing cash balances, will be sufficient to meet the Company's cash requirements to support expected growth in sales volumes for the next several years. However, there can be no assurance that the Company will not require additional capital before that date. The Company's capital requirements will depend on numerous factors, including the progress of the Company's research and development efforts, the resources the Company devotes to production of its products and the Company's sales and customer support efforts, and the demand for its products. If adequate additional funding is not available, or if funding is not available on satisfactory terms, the business of the Company would be materially adversely affected.

DEPENDENCE ON LUCENT IN THE UNITED STATES AND CANADA

         The Company has an agreement with Lucent Technologies, Inc. ("Lucent"), whereby Lucent has the exclusive right to sell in the United States and Canada the Company's Second Generation Product configured for use in connection with digital loop carriers. The Lucent agreement makes sales of the Company's Second Generation Product in the United States and Canada substantially dependent on the efforts of and on the attractiveness to telephone company carriers of the digital loop carrier product of Lucent with which the Company's Second Generation Product is designed to operate. The Company anticipates that Lucent will continue to market other products that compete with the Company's Second Generation Product. Failure by Lucent to aggressively market the Company's Second Generation Product, or failure by telephone company customers to purchase the Lucent digital loop carrier with which the Company's Second Generation Product is compatible, will have a material adverse effect on the Company and the value of the Company. The Company is similarly dependent on foreign digital loop carrier vendors for sales in other countries.

PURCHASING PRACTICES OF TELEPHONE COMPANIES

         In recent years the purchasing practices of telephone companies have increasingly been characterized by the use of fewer, larger contracts. This trend, which is expected to intensify as telephone companies merge or otherwise form strategic alliances, contributes to the variability of the Company's operating results. Larger purchase contracts typically involve longer negotiating cycles, require the dedication of substantial amounts of working capital and other resources and require investments by the Company which may substantially precede the time periods during which revenues will be recognized from such investments. Furthermore, in return for large contracts customers demand more stringent product acceptance criteria, which can also delay revenue recognition.

         For example, customers have requested that products be priced based on volume estimates of customers' future requirements, but the failure of such customers to take delivery of product comparable to volume anticipated could result in negative margins on product sales. Certain multi-year contracts may relate to new technologies which may not have been previously deployed on a large-scale basis. The Company may incur significant initial cost overruns and losses on such contracts which would be recognized in the quarter in which they became ascertainable. Future estimates on such contracts are revised periodically over the lives of the contracts, and such revisions can have a significant impact on reported earnings in any one quarter. As the Company announces succeeding generations of its products to better meet the changing requirements of customers, customers may delay orders of existing products until the next generation product is available for shipment, or until small volumes of next generation products are adequately field tested.

MARKET AND CUSTOMER CONCENTRATION

         The primary market on which the Company initially is focusing is dominated by the Regional Bell Operating Companies ("RBOCs") and GTE. Market concentration would increase if the two recently announced mergers of RBOCs are consummated: SBC Communications with Pacific Telesis, and Bell Atlantic with NYNEX. In the event the Company fails to gain a significant share of the purchases of these companies or in the event these companies fail to purchase commercial quantities of electronics and software for fiber-to-the-curb distribution networks, there can be no assurance that the Company will have significant alternative purchasers for its product. The Company believes it is unlikely it will receive substantial deployment orders from every one of the companies to which it is marketing. Even if demand for the Company's products from these customers is high, the telephone companies have sufficient bargaining power to demand low prices, expensive warranties and maintenance obligations, penalties or other terms and conditions of sale which may adversely affect operating results of the Company. Although the Company believes there may be other potential future customers (such as interexchange carriers, alternative local exchange carriers and cable television companies), substantial sales to such companies are not expected in the near future and would require substantial investment by the Company to achieve. There can be no assurance that the Company will be successful in expanding into such alternative markets.

MANAGEMENT OF GROWTH

         The Company is in the process of making a transition from being primarily devoted to marketing and product development to supplying and supporting large volumes of quality products to telephone companies on a timely basis at a reasonable cost to the Company. The Company's ability to achieve this transition effectively requires it to implement and continually expand operational and financial systems, recruit additional employees and train and manage both current and new employees. The Company expects that growth will place a significant strain on its operational resources and systems. Failure to effectively manage the transition would have a material adverse effect on the business of the Company.

COMPETITION

         The segment of the telecommunications industry in which the Company competes is intensely competitive. Many of the Company's competitors have more extensive engineering, manufacturing, and marketing capabilities and greater financial and personnel resources than those of the Company. The Company's ability to compete is dependent upon several factors, including partners' capabilities, product features, innovation, quality, reliability, service, support and price. The Company believes its competition may come from companies that have or are developing products for a number of different types of technology. Included are technologies that can be described as Switched Digital Video ("SDV") with fiber-to-the-curb, Hybrid-Fiber-Coax ("HFC"), Asymmetric Digital Subscriber Line ("ADSL"), Plain Old Telephone Service ("POTS") over fiber-to-the-curb and cellular broadband. Companies that have announced plans to develop these technologies are Lucent, ADC Telecommunications, Alcatel, DSC Communications, Fujitsu, General Instrument, Nortel, Ericsson-Raynet, Reliance (Rel/Tec), Siemens, Scientific Atlanta, Pairgain Technologies and Westell Technologies. Some competitors are developing systems that combine two or more of these different technologies to transmit different types of services. The Company believes that the principal criteria for competition in the market for electronics and software for local distribution networks will be cost competitiveness, flexibility, revenue generation capability, compatibility with the existing telephone or cable television networks and upgradeability, as well as customer support. The Company believes that it competes favorably on these factors for those telephone companies that consider the capability to transmit high performance Advanced Interactive Services important, but there can be no assurance the Company will continue to compete favorably on these factors. Virtually all of the Company's competitors are more established, benefit from greater market recognition and have greater financial, technical, production and marketing resources than the Company. Competition could increase if new companies enter the market or if existing competitors expand their product lines.

DEPENDENCE ON THIRD-PARTY SUPPLIERS

         The Company's strategic initiatives in the manufacturing arena depend largely on third party suppliers of mechanical and electrical components and contract assembly of printed circuit packs utilizing surface mount technology ("SMT"). Specifically, the Company uses numerous application specific integrated circuits ("ASICs") and electro-optical components which constitute the core technology. These components are all currently single sourced with highly viable industry leaders. In some instances, the Company retains exclusive intellectual property rights should the need to dual source dictate. The Company has engaged in formal contracts with two large SMT contract manufacturers to provide turnkey sources for all circuit pack assembly and some functional testing. Additionally, the Company has supply agreements in place for most component original equipment manufacturers ("OEMs") and distribution to ensure continued supply and competitive pricing, including, but not limited to, static random access memory ("SRAM"), dynamic random access memory ("DRAM") and other key SMT components. Currently, the overall availability of components is sufficient to meet expected demand. However, there can be no assurance that this condition will continue and should industry-wide component allocation occur, the Company could experience assembly delays and thus could incur shipment delays which would have a materially adverse effect on the Company's operating results. Furthermore, delays in filling orders may have a material adverse effect on the Company's credibility with its customers, thereby causing a permanent loss of sales.

REGULATORY MATTERS

         Telephone companies, which constitute the Company's initial primary market, are subject to extensive regulation by both the federal and state governments. Many of the statutes and regulations applicable to the telephone companies have the effect of limiting their economic incentive to deploy fiber-to-the-curb distribution networks. Although many of these restrictions recently have been, or are in the process of being, either eliminated or modified, other restrictions remain, particularly state regulations. The Federal Communications Commission ("FCC") is considering issuing regulations under the Telecommunications Reform Act, including regulations with respect to allocating costs for the provision of video services over integrated networks by telephone companies. The FCC also is considering revising its regulations governing telephone and cable inside wire to reflect the use of such wire, among other things, for broadband services. The nature of such regulations and their effect on the Company cannot be determined at this time. Such regulations could, however, have a material adverse effect on the purchasing decisions of telephone companies as they relate to purchasing products of the Company. Government regulations may be a significant adverse factor in purchasing decisions by the telephone companies as the restrictions limit the potential profitability of providing video programming and may materially and adversely affect the telephone companies' demand for the products of the Company. Cable television companies, which may become a future market for the Company, are also subject to extensive governmental regulations that may discourage them from deploying fiber-to-the-curb distribution networks or otherwise cause them not to purchase products from the Company.

RESEARCH AND DEVELOPMENT

         The telecommunications equipment market is characterized by the continuing advancement of technology and the development of increasingly sophisticated and powerful systems. To remain competitive, the Company must dedicate significant resources to the development and enhancement of its current and future products. There can be no assurance that the Company's development efforts will be successful.

INDUSTRY STANDARDS AND COMPATIBILITY WITH EQUIPMENT AND SOFTWARE

         Widespread commercial deployment of the FLX System by telephone companies will depend on the determinations by the telephone companies as to whether the FLX System is compatible with the existing equipment and software used by the telephone industry as well as standards for future products and requirements for manufacturing processes, quality controls, suppliers and components ("Standards"). In the past, the Company has had substantial deviations from industry Standards and some deviations continue. The Company continues to adapt its products to changing Standards. Failure to comply substantially with such Standards in a timely manner, either as they exist at the present time or as they evolve in the future, would have a material adverse effect on the business of the Company. In some cases, to be compatible with equipment or software the Company must obtain the cooperation of competitors who may seek to prevent or delay such compatibility. Failure of the FLX System to be compatible with the equipment and operating systems and other software used by the telephone companies in a timely manner would have a material adverse effect on the business of the Company.

DEPENDENCE ON KEY PERSONNEL

         The Company's future success depends in large part on the continued service of its key technical and management personnel and on its ability to continue to attract and retain highly-skilled engineering, manufacturing, marketing and managerial personnel. The competition for such personnel is intense, and the loss of key employees, not all of whom are subject to noncompetition agreements, may have a material adverse effect on the business of the Company. In addition, there can be no assurance the Company will be able to enforce noncompetition agreements against employees who have executed such agreements.

LACK OF PROTECTION FROM PROPRIETARY RIGHTS

         The Company relies on a combination of patent, copyright, trademark and trade secret protection and non- disclosure agreements to establish and protect its proprietary rights. The Company is not expecting to rely on its patents as a primary resource in competing in its market. Despite the Company's efforts to safeguard and maintain its proprietary rights, there can be no assurance that the Company will be successful in doing so, or that the Company's competitors will not independently develop or patent technologies that are substantially equivalent or superior to the Company's technologies. In the event that there is a determination that the Company has infringed a third party patent, the business of the Company may be materially and adversely affected.

RISK OF INTERNATIONAL GROWTH AND FOREIGN EXCHANGE

         The Company intends to continue to pursue growth opportunities in international markets. In many international markets, long-standing relationships between potential customers of the Company and their domestic providers, and protective regulations, including local content requirements and type approvals, create barriers to entry. In addition, pursuit of such international growth opportunities may require significant investments for an extended period before returns on such investments, if any, are realized. Such projects and investments could be adversely affected by reversals or delays in the opening of foreign markets to new competitors, exchange controls, currency fluctuations, investment policies, repatriation of cash, nationalization, social and political risks, taxation, and other factors, depending on the country in which such opportunity arises. In addition, the laws and policies of the United States affecting foreign trade, investment and taxation could also adversely affect such projects and investments. There can be no assurance that the Company will be able to overcome these barriers.

         A significant change in the value of the dollar against the currency of one or more countries where the Company recognizes substantial revenue or earnings may materially adversely affect the Company's results. The Company will attempt to mitigate any such effects through the use of foreign currency hedging, although there can be no assurance that such attempts will be successful.

VARIABILITY OF QUARTERLY OPERATING RESULTS AND POSSIBLE VOLATILITY OF SECURITIES PRICES

         Based on the recent trading in stocks of other technology companies, the Company believes that factors such as announcements of new products by the Company or its competitors and quarterly variations in financial results could cause the market price of the securities of the Company to fluctuate substantially. Stock prices for many high technology companies fluctuate widely for reasons which may be unrelated to operating performance or new product announcements. Broad market fluctuations, earnings and other announcements of other companies, general economic conditions or other matters unrelated to the Company and outside the control of the Company also could affect the market price of the Company's securities. In addition, the market for the products of the Company is highly concentrated. Quarterly sales may fluctuate widely based on the timing of customer orders. Announcements by telephone, cable or other companies or government agencies of their plans with respect to fiber in the distribution network of for field trials or deployment orders for products of competitors of the Company could cause the market price of the Company's securities to fluctuate substantially. Announcements of regulatory changes, or the failure to make changes that are anticipated by the telephone, cable television or other industries or the public, may create public perception that the business prospects of the Company will be adversely affected. Such a perception may adversely affect the market price of the securities of the Company.

DILUTION

         Investors in the securities offered hereby will suffer an immediate and substantial dilution in the net tangible book value per share of the Common Stock (assuming conversion of the Notes into shares of Common Stock) from the conversion price of the Notes in the amount of $31.38 per share.

RANKING OF SUBORDINATE OBLIGATIONS UNDER THE NOTES

         The obligations of the Company under the Notes are subordinate to all present and future Senior Debt of the Company and pari passu with obligations to, or rights of, the Company's general unsecured creditors. The Notes are also effectively subordinated in right of payment to all indebtedness and other liabilities of the Company's subsidiaries. As of July 31, 1996, the Company had no indebtedness outstanding for borrowed money, and no subsidiaries, but the Company had equipment capital lease obligations of $131,000. The Indenture does not limit the Company's ability to incur Senior Debt or any other indebtedness. See "Description of Notes -- Subordination."

ABSENCE OF DIVIDENDS

         The Company has never paid any dividends and does not anticipate paying dividends in the foreseeable future. In addition, the terms of future loan agreements and other debt documents may restrict the Company's ability to pay dividends.

ABSENCE OF TRADING MARKET

         There is no existing trading market for the Notes, and the Company does not intend to list the Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation system. Although the Notes issued and sold in reliance on Rule 144A have been designated for trading through PORTAL, there can be no assurance as to the liquidity of any such market that may develop, the ability of holders to sell such securities, the price at which the holders of Notes will be able to sell such securities or whether a trading market, if it develops, will continue. In addition, Notes sold pursuant to the Registration Statement of which this Prospectus forms a part are not expected to remain eligible for trading on the PORTAL System.

POSSIBLE ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER AND STATUTORY PROVISIONS

         The Company's Certificate of Incorporation authorizes the issuance of preferred stock with designations, rights and preferences determined from time to time by the Board of Directors, without further action by the stockholders. These provisions could have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company and may limit the price that certain investors may be willing to pay in the future for shares of the Common Stock. Additionally, the Restated Certificate of Incorporation of the Company (the "Certificate"), and the Amended and Restated Bylaws of the Company (the "Bylaws") and applicable provisions of the Delaware General Corporation Law (the "DGCL") contain several provisions that may make more difficult the acquisition of control of the Company without the approval of the Board of Directors of the Company, including provisions to, among other things (i) classify the Company's Board of Directors into three classes, each of which (after an initial transition period) serves for staggered three-year periods; (ii) provide that a director of the Company may be removed by the stockholders only for cause; (iii) provide that only the President, the Chairman of the Board, a majority of the Board of Directors or the holders of shares entitled to cast a majority of the votes entitled to be cast by all outstanding shares may call special meetings of the stockholders; and (iv) provide that the stockholders may take action only at a meeting of the stockholders. A supermajority vote of the holders of shares entitled to cast 75% of the votes entitled to be cast by all outstanding shares is required to change the provisions described in (i), (iii) and (iv) above. With certain exceptions, Section 203 of the DGCL ("Section 203") imposes certain restrictions on mergers and other business combinations between the Company and any holder of 15% or more of the Common Stock.

CAUTIONARY STATEMENT IDENTIFYING IMPORTANT FACTORS THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER FROM THOSE PROJECTED IN FORWARD LOOKING
STATEMENTS:

         The cautionary statements made above and elsewhere herein by the Company should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by the Company prior to the effective date of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Forward looking statements are beyond the ability of the Company to control and in many cases the Company cannot predict what factors would cause actual results to differ materially from those indicated by the forward looking statements.

         In connection with the "safe harbor" provisions of the Reform Act, readers of this document, and any document incorporated by reference herein, are advised that this document and documents incorporated by reference into this document contain both statements of historical facts and forward looking statements. Forward looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those indicated by the forward looking statements. Examples of forward looking statements include, but are not limited to (i) projections of revenues, income or loss, earnings or loss per share, capital expenditures, dividends, capital structure and other financial items, (ii) statements of the plans and objectives of the Company or its management or Board of Directors, including the introduction of new products, or estimates or predictions of actions by customers, suppliers, competitors or regulatory authorities, (iii) statements of future economic performance and (iv) statements of assumptions underlying other statements and statements about the Company or its business.

         This Prospectus and any documents incorporated by reference herein also identify important factors which could cause actual results to differ materially from those indicated by the forward looking statements. These risks and uncertainties include the factors described above and other factors which are described herein and/or in documents incorporated by reference herein.


                       RATIO OF EARNINGS TO FIXED CHARGES

         For the years ended December 31, 1991, 1992, 1993, 1994 and 1995 and for the quarter ended March 31, 1996, the Company's earnings were not sufficient to cover its fixed charges. Additional earnings of $8.383 million, $11.821 million, $18.990 million, $24.170 million, $27.902 million, and $7.541 million, respectively, would have been required to achieve ratios of earnings to fixed charges of 1.0.


                                USE OF PROCEEDS

         The Selling Holders will receive all of the proceeds from the sale of the Offered Securities. The Company will receive no proceeds from such sales.


                                  THE COMPANY

         The Company designs, manufactures, markets and supports a sophisticated electronics and software platform for the telecommunications industry, focusing primarily on operators of local exchange telephone networks in the United States. During 1994 and 1995, the Company expanded its marketing efforts in Canada, Europe and the Asia/Pacific markets. Its platform (the "FLX System") provides operators of fiber based distribution networks with the capability to transmit voice, video and data in a wide array of advanced, interactive entertainment, information, communications, transactions and other services ("Advanced Interactive Services") to residential and business subscribers. A network utilizing the Company's FLX System could transmit applications such as high speed access to the Internet and digital video broadcast.

         The Company's second generation product is a "global core" platform that enables a Digital Loop Carrier (DLC) system providing the telephony interfaces to interface with the Company's FLX-2500 System, which provides broadband video and data interfaces and switching, as well as transport technology (the "Second Generation Product"). The Company believes this provides the flexibility to partner with some of the world's most experienced telecommunication providers. In North America, the DLC Access System partner is Lucent. In France, SAT, a SAGEM Company, will provide the DLC Access System and in Korea, Samsung Electronics will provide the DLC Access System.

         Although the Company's first generation products included the telephony interfaces, the Company believes the flexibility of its Second Generation Product, worldclass suppliers as partners providing the telephony interfaces and a more cost competitive platform make the FLX-2500 an attractive single, integrated end-to-end access solution for network operators.

         The Company was organized in the state of North Carolina in July 1988, and reincorporated in the state of Delaware in December 1988. The Company's executive offices are located at 4024 Stirrup Creek Drive, P. O. Box 13737, Durham, NC 27709-3737. Its telephone number is (919) 361-2059.


                              DESCRIPTION OF NOTES

         The Notes were issued under an Indenture, dated as of May 22, 1996 (the "Indenture"), between the Company and Marine Midland Bank, as Trustee (the "Trustee"), filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Wherever particular defined terms of the Indenture (including the Notes and the various forms thereof) are referred to, such defined terms are incorporated herein by reference (the Notes being referred to in the Indenture as "Securities"). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the detailed provisions of the Notes and the Indenture, including the definitions therein of certain terms. Section references below are to sections of the Indenture.

GENERAL

         The Notes are unsecured subordinated obligations of the Company, are limited to U.S. $115,000,000 aggregate principal amount and will mature on May 15, 2001. Payment in full of the principal amount of the Notes will be due on May 15, 2001 and be payable at a price of 100% of the principal amount thereof. The Notes bear interest at the rate of five percent (5%) per annum from May 22, 1996, payable semiannually in arrears on May 15 and November 15 of each year, commencing on November 15, 1996. Interest payable per U.S. $1,000 principal amount of Notes for the period from May 22, 1996 to November 15, 1996, will be U.S. $24.0278. (Sections 3.1 and 3.7).

         The Notes are convertible into Common Stock initially at the conversion rate of 24.1080 shares per U.S. $1,000 principal amount of Notes (equivalent to a conversion price of U.S. $41.480 per share), subject to adjustment upon the occurrence of certain events in accordance with the provisions of the Indenture (see "- Conversion Rights") at any time on or after August 20, 1996 and prior to the close of business on the maturity date, unless previously redeemed or repurchased. (Sections 2.4 and 12.1).

         The Notes are redeemable at the option of the Company, at any time on or after the close of business on May 15, 1999, in whole or in part, at the redemption prices set forth below under "- Optional Redemption," plus accrued interest to the redemption date. (Sections 2.2 and 11.1).

FORM AND DENOMINATION

         Upon transfer in a transaction registered under the Securities Act, pursuant to the Registration Rights Agreement (as defined herein), the Notes offered hereby will be represented by a global note (the "Unrestricted Global Note") in definitive, fully registered form, without interest coupons, and will be deposited with the Trustee as custodian for DTC and registered in the name of a nominee of DTC.

         Upon each sale by a Selling Holder of Notes offered hereby, such Selling Holder will be required to deliver a notice ("Notice") of such sale to the Trustee and the Company. The Notice will, among other things, identify the sale as a sale pursuant to the Registration Statement of which this Prospectus forms a part, certify that the prospectus delivery requirements, if any, of the Securities Act have been satisifed, and certify that the Selling Holder and the aggregate principal amount of Notes owned by such holder are identified in the Prospectus in accordance with the applicable rules and regulations under the Securities Act. A copy of the Notice is included herein in Appendix A. Additional copies may be requested from the Company,

Attention: Secretary, 4024 Stirrup Creek Drive, P.O. Box 13737, Durham, North Carolina 27709-3737, telephone: (919) 361-2059.

         Upon receipt by the Trustee of the Notice, an appropriate adjustment will be made to reflect a decrease in the principal amount of the Restricted Global Note or the Regulation S Global Note, as the case may be, or the cancellation of a Note in certificated form upon the transfer thereof, and a corresponding increase in the principal amount of the Unrestricted Global Note.

         The provisions below describe the form and denomination of the Notes in connection with their original offering in a transaction or transactions not required to be registered under the Securities Act.

         Notes initially sold in reliance on Rule 144A (the "144A Notes") under the Securities Act are represented by a global Note in definitive, fully registered form without interest coupons (the "Restricted Global Note") and have been deposited with the Trustee as custodian for DTC and registered in the name of a nominee of DTC.

         Notes initially sold in reliance on Regulation S ("Regulation S Notes") under the Securities Act are represented by a global Note in fully registered form without interest coupons (the "Regulation S Global Note" and, together with the Restricted Global Note, the "Global Notes" or each individually, a "Global Note") registered in the name of a nominee of DTC and deposited with the Trustee, for the accounts of Euroclear and CEDEL. From the date of original issue of the Notes until July 1, 1996 (such period, the "Restricted Period"), beneficial interests in the Regulation S Global Note could be held only through Euroclear or CEDEL, unless delivery was made through the Restricted Global Note in accordance with the certification requirements described below. The Regulation S Global Note (and any Notes issued in exchange therefor) bears the legend set forth in the Indenture (the "Regulation S Legend").

         Except in the limited circumstances described below under "- Global Notes," owners of beneficial interests in the Global Notes are not entitled to receive physical delivery of certificated Notes. The Notes are not issuable in bearer form.

         Notes initially sold to a limited number of institutional accredited investors in transactions exempt from registration under the Securities Act otherwise than in reliance on Rule 144A or Regulation S under the Securities Act were issued in the form of Notes in certificated (i.e., non-global) form ("Regulation D Notes"). Regulation D Notes initially issued in certificated form may not be exchanged for beneficial interests in any Global Note, except in a sale pursuant to the Registration Statement of which this Prospectus forms a part and except in limited circumstances described below. See "- Transfer, Exchange and Withdrawal - Exchange of Certificated Notes for Interest in Global Notes."

         The Notes were issued in fully registered form. The Notes were issued in minimum denominations of $1,000, except that Regulation D Notes were issued only in certificated form and were subject to a minimum initial purchase requirement of $250,000 and integral multiples of $1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other government charge payable in connection therewith.

         Rule 144A Notes (including beneficial interests in the Restricted Global Note) and Regulation D Notes are subject to certain restrictions on transfer and bear a restrictive legend as described in the Indenture. (Section 2.2) In addition, transfer of the beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its participants (as defined below) or indirect participants (as defined below) (including, if applicable, those of Euroclear and CEDEL), which may change from time to time.

         The Company appointed the Trustee at its Corporate Trust Office as paying agent, transfer agent, registrar and conversion agent for the Notes. In such capacities, the Trustee is responsible for, among other things, (i) maintaining a record of the aggregate holdings of Notes represented by the Global Notes and accepting Notes for exchange and registration of transfer, (ii) ensuring that payments of principal, premium, if any, and interest in respect of the Notes received by the Trustee from the Company are duly paid to DTC or its nominees, (iii) transmitting to the Company any notices from holders of the Notes, (iv) accepting conversion notices and related documents, and transmitting the relevant items to the Company and (v) delivering certificates for Common Stock issued in conversion of the Notes.

         The Company will cause each transfer agent to act as a registrar and will cause to be kept at the office of each transfer agent a register in which, subject to such reasonable regulations as it may prescribe, the Company will provide for the registration of the Notes and registration of transfers of the Notes. The Company may vary or terminate the appointment of any paying agent, transfer agent or conversion agent, or appoint additional or other such agents or approve any change in the office through which any such agent acts, provided that there shall at all times be a paying agent, a transfer agent and a conversion agent in the Borough of Manhattan, The City of New York, New York. The Company will cause notice of any resignation, termination or appointment of the Trustee or any paying agent, transfer agent or conversion agent, and of any change in the office through which any such agent will act, to be provided to holders of the Notes.

GLOBAL NOTES

         The descriptions of the operations and procedures of DTC, Euroclear and CEDEL that follow are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

         DTC has advised the Company that its current practice, upon the issuance of the Regulation S Global Note and the Restricted Global Note, is to credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Notes to the accounts with DTC ("participants") of persons who hold interests through participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominees (with respect to interests of participants) and the records of participants and indirect participants as defined below (with respect to interests of persons other than participants).

         AS LONG AS DTC, OR ITS NOMINEE, IS THE REGISTERED HOLDER OF A GLOBAL NOTE, DTC OR SUCH NOMINEE, AS THE CASE MAY BE, WILL BE CONSIDERED THE SOLE OWNER AND HOLDER OF THE NOTES REPRESENTED BY SUCH GLOBAL NOTE FOR ALL PURPOSES UNDER THE INDENTURE AND THE NOTES. Unless DTC notifies the Company that it is unwilling or unable to continue as depository for a Global Note, or ceases to be a "Clearing Agency" registered under the Exchange Act, or announces an intention permanently to cease business or does in fact do so, or an Event of Default (as defined below) has occurred and is continuing with respect to a Global Note, owners of beneficial interests in a Global Note, except as provided below, will not be entitled to have any portions of such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders of the Global Note (or any Notes presented thereby) under the Indenture or the Notes. In addition, no beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures
(in addition to those under the Indenture referred to herein and, if applicable, those of Euroclear and CEDEL). In the event that owners of beneficial interests become entitled to receive Notes in definitive certificated form, such Notes will be issued only in registered form in denominations of U.S. $1,000 and integral multiples thereof.

         Investors may hold their interests in the Regulation S Global Note through CEDEL or Euroclear, if they are participants in such systems, or indirectly through organizations which are participants in such systems. Upon the expiration of the Restricted Period, investors may also hold such interests through organizations other than CEDEL and Euroclear that are participants in the DTC system. CEDEL and Euroclear will hold interests in the Regulation S Global Note on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositaries which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A., as operator of CEDEL.
The depositaries, in turn, will hold such interests in the Regulation S Global
Note in customers' securities accounts in the depositaries' names on the books of DTC. Investors may hold their interests in the Restricted Global Note directly through DTC, if they are participants in such system, or indirectly through organizations (including Euroclear and CEDEL) which are participants in such system. All interests in a Global Note, including those held through Euroclear or CEDEL, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear and CEDEL may also be subject to the procedures and requirements of DTC. Those interests held through Euroclear and CEDEL may also be subject to the procedures and requirements of such system.

         The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such person may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of physical certificate evidencing such interests.

         The principal amount of Notes are payable in U.S. dollars, against surrender thereof at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York, or, subject to any applicable laws and regulations, at the office of any paying agent, by dollar check drawn on, or by transfer to a dollar account (such transfer to be made only to holders of an aggregate principal amount of Notes in excess of U.S. $2,000,000) maintained by the holder with, a bank in New York City. Payment of any installment of interest on Notes will be made to the person in whose name such Notes (or any predecessor note) are registered at the close of business on the May 1 or the November 1 (whether or not a Business Day) immediately preceding the relevant Interest Payment Date (a "Regular Record Date"). Payments of such interest will be made by a dollar check drawn on a bank in New York City mailed to the holder at such holder's registered address or, upon application by the holder thereof to the Trustee not later than the applicable Regular Record Date, by transfer to a dollar account (such transfer to be made only to holders of an aggregate principal amount of Notes in excess of U.S.$2,000,000) maintained by the holder with a bank in New York City. No transfer to a dollar account will be made unless the Trustee has received written wire instructions not less than 15 days prior to the relevant payment date.

         Payments of the principal of, premium, if any, and interest on Global Notes will be made to DTC or its nominee as the registered owner thereof. Neither the Company, the Trustee nor any of their respective agents has any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

         Transfers of beneficial interests in the Restricted Global Note between participants in DTC will be effected in accordance with DTC's procedures, and such beneficial interests will trade in DTC's Same-Day Funds Settlement System; consequently, secondary market trading activity in such interests will settle in immediately available funds. Transfers of beneficial interests in the Regulation S Global Note between participants in Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures, whereas cross-markets transfers of such interests (including, by DTC participants other than Euroclear and CEDEL) will be subject to considerations described below.

         Subject to compliance with the transfer restrictions applicable to the Notes described above, cross-market transfers between DTC participants, on the one hand, and Euroclear participants, on the other hand, will be effected by DTC in accordance with DTC's rules on behalf of Euroclear or CEDEL, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or CEDEL, as the case may be, by the counterparts in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or CEDEL, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC, Euroclear participants and CEDEL participants may not deliver instructions directly to the depositaries for Euroclear or CEDEL.

         Because of time zone differences, the securities account of a Euroclear or CEDEL participant purchasing an interest in a Global Note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or CEDEL participant, during the securities settlement processing day (which must be a business day for Euroclear and CEDEL) immediately following the DTC settlement date. Cash received on Euroclear or CEDEL as a result of sales of interests in a Global Note by or through a Euroclear or CEDEL participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or CEDEL cash account only as of the business day for Euroclear or CEDEL following the DTC settlement date.

         DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default (as defined below) under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such notes to its participants.

         DTC has advised the Company that it is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

         Although DTC, Euroclear and CEDEL have agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Notes among participants of DTC, Euroclear and CEDEL, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee nor any of their respective agents has any responsibility for the performance by DTC, Euroclear and CEDEL, their participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interest in Global Notes.

REGISTRATION RIGHTS

         The Selling Holders are entitled to the benefits of a Registration Rights Agreement, dated as of May 17, 1996, between the Company and the Initial Purchasers, entered into in connection with the Original Offering (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, the Company has, at its expense, filed with the Commission a shelf registration statement on Form S-3 of which this Prospectus forms a part (the "Shelf Registration Statement") with respect to resales of the Notes and the Conversion Shares. In addition, pursuant to the Registration Rights Agreement, the Company has agreed to use its best efforts to cause such Shelf Registration Statement to be declared effective by the Commission within 180 days after the original issuance of the Notes and use its best efforts to maintain such Registration Statement continuously effective under the Securities Act until the third annual anniversary of the date of the effectiveness of the Shelf Registration Statement or such earlier date as is provided in the Registration Rights Agreement.

         If the Registration Statement has not been declared effective within such 180-day period ("Registration Default"), additional interest ("Liquidated Damages") will accrue on the Notes from and including the day following such Registration Default to but excluding the day on which such Registration Default has been cured. Liquidated Damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first Interest Payment Date in respect of the Notes following the date on which such Liquidated Damages begin to accrue, and will accrue at a rate per annum equal to an additional one-quarter of one percent (0.25%) of the principal amount of the Notes to and including the 90th day following such Registration Default and at a rate per annum equal to one-half of one percent (0.50%) thereof from and after the 91st day following such Registration Default. In the event that the Shelf Registration Statement ceases to be effective prior to the third annual anniversary of the initial effective date of the Shelf Registration Statement (or such earlier date as is provided in the Registration Rights Agreement) for a period in excess of 60 days, whether or not consecutive, during any 12-month period, then the interest rate borne by the Notes shall increase by an additional one-half of one percent (0.50%) per annum on the 61st day of the applicable 12-month period such Shelf Registration Statement ceases to be effective to but excluding the day on which the Shelf Registration Statement again becomes effective. (Section 10.11).

         This summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, filed as an exhibit to the Registration Statement.

CONVERSION RIGHTS

         The holder of any Note has the right, at the holder's option, to convert any portion of the principal amount of a Note that is an integral multiple of $1,000, into shares of Common Stock at any time on or after August 20, 1996, unless previously redeemed or repurchased, at the Conversion Rate (subject to adjustment as described below). The right to convert a Note called for redemption or delivered for repurchase will terminate at the close of business on the redemption date or repurchase date for such Note. (Sections
2.4 and 12.1).

         The right of conversion attaching to any Note may be exercised by the holder by delivering the Note at the specified office of the Conversion Agent, accompanied by a duly signed and completed notice of conversion, a copy of which may be obtained from the Conversion Agent. The conversion date will be the date on which the Note and the duly signed and completed notice of conversion are so delivered. As promptly as practicable on or after the conversion date, the Company will issue and deliver to the Trustee a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share or, at the Company's option, rounded up to the next whole number of shares; such certificate will be sent by the Trustee to the Conversion Agent for delivery to the holder. Such shares of Common Stock issuable upon conversion of the Notes, in accordance with the provisions of the Indenture, will be fully paid and non-assessable and will be pari passu with the other shares of Common Stock of the Company from time to time and shall bear restrictive legends governing their transfer as provided in the Indenture. Any Note surrendered for conversion during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on the next Interest Payment Date (except Notes (or portions thereof) called for redemption on a Redemption Date or repurchasable on a Repurchase Date, occurring in either case, within such period) must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of such Notes being surrendered for conversion. (Sections 12.2 and 12.3).

         The interest payable on such Interest Payment Date with respect to any Note (or portion thereof, if applicable) which has been called for redemption on a Redemption Date, or is repurchasable on a Repurchase Date, occurring, in either case, during the period from the close of business on any Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date, which Note (or portion thereof, if applicable) is surrendered for conversion during such period, shall be paid to the holder of such Note being converted in an amount equal to the interest that would have been payable on such Note if such Note had been converted as of the close of business on such Interest Payment Date. The interest so payable on such Interest Payment Date in respect of any Note (or portion thereof, as the case may be) which has not been called for redemption on a Redemption Date, or is not eligible for repurchase on a Repurchase Date, occurring, in either case, during the period from the close of business on any Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date, which Note (or portion thereof, as the case may be) is surrendered for conversion during such period, shall be paid to the holder of such Note as of such Regular Record Date. Interest payable on any Interest Payment Date in respect of any Note surrendered for conversion or repurchase on or after an Interest Payment Date shall be paid to the holder of such Note as of the next preceding Regular Record Date, notwithstanding the exercise of the right of conversion. (Section 12.2).

         As a result of the foregoing provisions, except as provided above, holders that surrender Notes for conversion on a date that is not an Interest Payment Date will not receive any interest for the period from the Interest Payment Date next preceding the date of conversion to the date of conversion or for any later period, even if the Notes are surrendered after a notice of redemption (except for the payment of interest on Notes called for redemption on a Redemption Date or repurchasable on a Repurchase Date between a Regular Record Date and the Interest Payment Date to which it relates, as provided above). No other payment or adjustment for interest, or for any dividends in respect of Common Stock, will be made upon conversion. Holders of Common Stock issued upon conversion will not be entitled to receive any dividends payable to holders of Common Stock as of any record date before the close of business on the conversion date. No fractional shares will be issued upon conversion but, in lieu thereof, the Company will calculate an appropriate amount to be paid in cash on the basis set forth in the Indenture. (Sections 1.1, 2.4, 3.7, 12.1, 12.2 and 12.3).

         A holder delivering a Note for conversion is not required to pay any taxes or duties in respect of the issue or delivery of Common Stock on conversion. However, the Company is not required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the Common Stock in a name other than that of the holder of the Note. Certificates representing shares of Common Stock will not be issued or delivered unless the person requesting such issue has paid to the Company the amount of any such tax or duty or has established to the satisfaction of the Company that such tax or duty has been paid. (Sections 12.2 and 12.8).

         The Conversion Rate is subject to adjustment in certain events, including: (a) dividends (and other distributions) payable in Common Stock on shares of capital stock of the Company, (b) the issuance to all holders of Common Stock of rights, options or warrants entitling for or purchase Common Stock at less than the then current market price of Common Stock as of the record date for shareholders entitled to receive such rights, options or warrants (determined as provided in the Indenture), (c) subdivisions, combinations and reclassifications of Common Stock, (d) distributions to all holders of Common Stock of evidences of indebtedness of the Company, shares of capital stock, or other property (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above, dividends and distributions paid exclusively in cash and distributions upon mergers or consolidations to which the next succeeding paragraph applies), (e) distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in (d) above, or cash distributed upon a merger or consolidation to which the next succeeding paragraph applies) to all holders of Common Stock in an aggregate amount that, combined together with (i) other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made and (ii) any cash and the fair market value of other consideration payable in respect of any tender offer by the Company or any of its subsidiaries for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 12.5% of the Company's market capitalization (being the product of the then current market price of the Common Stock and the number of shares of Common Stock then outstanding) on the record date for such distribution and (f) the successful completion of a tender offer made by the Company or any of its subsidiaries for Common Stock which involves an aggregate consideration that, together with (i) any cash and other consideration payable in a tender offer by the Company or any of its subsidiaries for Common Stock expiring within the 12 months preceding the expiration of such tender offer in respect of which no adjustment has been made and (ii) the aggregate amount of any such all-cash distributions referred to in (e) above to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of the Company's market capitalization on the expiration of such tender offer. The Company reserves the right to make such increases in the conversion rate in addition to those required in the foregoing provisions as it considers to be advisable in order that any event treated for income tax purposes as a dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock will not be taxable to the recipients. No adjustment of the Conversion Rate will be required to be made until the cumulative adjustments amount to 1.0% or more of the Conversion Rate. (Section 12.4). The Company will compute any adjustments to the conversion price pursuant to this paragraph and will give notice to the holders of the Notes of any such adjustments. (Section 12.5).

         In case of any consolidation or merger of the Company with or into another Person or any merger of another Person into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of the Common Stock), or in the case of any conveyance, sale, transfer or lease of all or substantially all of the assets of the Company, each Note then outstanding will, without the consent of the holder of any Note, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such Note was convertible immediately prior thereto (assuming such holder of Common Stock failed to exercise any rights of election and that such Note was then convertible). (Section 12.11).

         If at any time the Company makes a distribution of property to its shareholders which would be taxable to such shareholders as a dividend for federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends on Common Stock or rights to subscribe for Common Stock) and, pursuant to the anti-dilution provisions of the Indenture, the number of shares into which Notes are convertible is increased, such increase may be deemed for federal income tax purposes to be the payment of a taxable dividend to holders of Notes. (Section 12.4).

SUBORDINATION

         The payment of the principal of, premium, if any, and interest on, the Notes (including Liquidated Damages) are subordinated in right of payment to the extent set forth in the indenture to the prior full and final payment of all Senior Debt of the Company. "Senior Debt" means the principal of (and premium, if any) and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) on, and all fees and other amounts (including, without limitation, collection expenses, attorney's fees and late charges) owing with respect to, the following, whether direct or indirect, absolute or contingent, secured or unsecured, due or to become due, outstanding at the date of execution of this Indenture of thereafter incurred, created or assumed: (a) indebtedness of the Company for money borrowed or evidenced by a note or similar instrument or written agreement given in connection with the acquisition of any businesses, properties or assets, including securities, (b) indebtedness of the Company to banks, insurance companies or other financial institutions evidenced by notes or other written obligations (including bank overdrafts), (c) indebtedness of the Company evidenced by notes, debentures, bonds or other securities issued under the provisions of an indenture or similar instrument, (d) indebtedness of others of the kinds described in the preceding clauses (a), (b) and (c) that the Company has assumed, guaranteed or otherwise assured the payment thereof, directly or indirectly, (e) obligations of the Company as lessee under leases required to be capitalized on the balance sheet of the lessee under United States generally accepted accounting principles, (f) obligations of the Company under interest rate and currency swaps, caps, floors, collars or similar arrangements intended to protect the Company against fluctuations in interest or currency exchange rates and/or (g) deferrals, renewals, extensions and refundings of, or bonds, debentures, notes or other evidences of indebtedness issued in exchange for, or amendments, modifications or supplements to, or covenants and other obligations of the Company in connection with, the indebtedness described in the preceding clauses (a) through (e) whether or not there is any notice to or consent of the holders of Notes; except (i) indebtedness and advances among the Company and its direct and indirect Subsidiaries, and (ii) any particular indebtedness, deferral, renewal, extension or refunding, if it is expressly stated in the governing terms or in the assumption thereof that the indebtedness involved is not Senior Debt. (Sections 1.1 and 13.1).

         No payment on account of principal, premium, if any, or interest on, the Notes (including Liquidated Damages) may be made if there shall have occurred and be continuing (i) a default in the payment of principal, premium, if any, or interest (including a default under any repurchase or redemption obligation) or other amounts with respect to any Senior Debt or (ii) any other event of default with respect to any Senior Debt, permitting the holders thereof to accelerate the maturity thereof, and such event of default shall not have been cured or waived or shall not have ceased to exist after written notice of such event of default shall have been given to the Company and the Trustee by any holder of Senior Debt. Upon any acceleration of the principal due on the Notes or payment or distribution of assets of the Company to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest due on all Senior Debt must be paid in full before the holders of the Notes are entitled to receive any payment. By reason of such subordination, in the event of insolvency, creditors of the Company who are holders of Senior Debt may recover more, ratably, than the holders of the Notes, and such subordination may result in a reduction or elimination of payments to the holders of the Notes. (Sections 13.2 and 13.3). As of July 31, 1996, the aggregate principal amount of outstanding Senior Debt was approximately $131,000.

         In addition, the Notes are structurally subordinated to all indebtedness and other liabilities (including trade payables and lease obligations) of the Company's subsidiaries, if any, as any right of the Company to receive any assets of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) are effectively subordinated to the claims of that subsidiary's creditors (including trade creditors) except to the extent that the Company itself is recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company. As of July 15, 1996, the Company had no subsidiaries.

         The Indenture does not limit the Company's ability to incur Senior Debt or any other indebtedness.

OPTIONAL REDEMPTION

         The Notes may not be redeemed prior to the close of business on May 15, 1999. Thereafter, the Notes may be redeemed, in whole or in part, at the option of the Company, upon not less than 30 nor more than 60 days' prior notice as provided under "- Notices" below, at the redemption prices set forth below. Such redemption prices (expressed as a percentage of principal amount) are as follows for the 12-month period beginning on May 15 of the following years:

                                                   Redemption
                 Year                               Price
                 ----                              ------
                 1999                              102.00
                 2000                              101.00

and thereafter at a redemption price equal to 100% of the principal amount, in each case together with accrued interest to the redemption date. (Section 2.2, Article Eleven).

REPURCHASE AT OPTION OF HOLDERS UPON A CHANGE IN CONTROL

         If a Change in Control (as defined below) occurs, each holder of Notes shall have the right, at the holder's option, to require the Company to repurchase all of such holder's Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000 in excess thereof, on the date (the "Repurchase Date") that is 45 days after the date of the Company Notice (as defined below), at a price in cash equal to 100% of the principal amount of the Notes to be repurchased, together with interest accrued to the Repurchase Date (the "Repurchase Price"). (Section 14.1).

         The Company may, at its option, in lieu of paying the Repurchase Price in cash, pay the Repurchase Price in Common Stock. The number of shares of Common Stock tendered in payment shall be determined by dividing the Repurchase Price by the value of the Common Stock which, for this purpose shall be equal to 95% of the average of the closing bid prices of the Common Stock for the five consecutive Trading Days ending on and including the third Trading Day preceding the Repurchase Date. Such payment may not be made in Common Stock unless the Company satisfies certain conditions with respect thereto prior to the Repurchase Date as provided in the Indenture. (Sections 14.1, 14.2 and 14.3).

         Within 30 days after the occurrence of a Change in Control, the Company is obligated to give to all holders of the Notes and the Trustee notice, as provided in the Indenture (the "Company Notice"), of the occurrence of such Change in Control and of the repurchase right arising as a result thereof, or at the request of the Company, on or before the 15th day after such occurrence, the Trustee shall give the Company Notice. To exercise the repurchase right, a holder of Notes must deliver on or before the 30th day after the date of the Company Notice irrevocable written notice to the Trustee of the holder's exercise of such right, together with the Notes with respect to which the right is being exercised. (Section 14.3).

         A Change in Control shall be deemed to have occurred at such time after the original issuance of the Notes as there shall occur:

         (i) the acquisition by any Person of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of the Company entitling such Person to exercise 50% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in elections of directors, other than any such acquisition by the Company, any subsidiary of the Company or any employee benefit plan of the Company existing on the date of the Indenture; or

         (ii) any consolidation or merger of the Company with or into, any other Person, any merger of another Person into the Company, or any conveyance, sale, transfer or lease of all or substantially all of the assets of the Company to another Person (other than (a) any such transaction (x) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock and (y) pursuant to which holders of Common Stock immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after such transaction and (b) any merger which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock into solely shares of common stock);

provided, however, that a Change in Control shall not be deemed to have occurred if the closing price per share of the Common Stock for any five Trading Days within the period of 10 consecutive Trading Days ending immediately after the later of the date of the Change in Control or the date of the public announcement of the change in Control (in the case of a Change in Control under clause (i) above) or ending immediately before the Change in Control (in the case of a Change in Control under clause (ii) above) shall equal or exceed 105% of the Conversion Price of the Notes in effect on each such Trading Day. The "Conversion Price" is equal to $1,000 divided by the Conversion Rate. "Beneficial owner" shall be determined in accordance with Rule 13d-3 promulgated by the Commission under the Exchange Act, as in effect on the date of original execution of the Indenture. "Person" includes any syndicate or group which would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act. (Section 14.4).

         Any repurchase in connection with a Change in Control would, to the extent that a Change in Control constituted an Event of Default with respect to such Senior Debt, be blocked by the subordination provisions of the Notes. See "- Subordination." Failure by the Company to repurchase the Notes when required would result in an Event of Default with respect to the Notes whether or not such repurchase is permitted by the subordination provisions. See "- Events of Default."

         Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to holders of the Notes. The Company will comply with this rule to the extent applicable at that time.

         The Company may, to the extent permitted by applicable law, at any time purchase Notes in the open market or by tender at any price or by private agreement. Any Note so purchased by the Company will be re-issued or resold or may, at the Company's option, be surrendered to the Trustee for cancellation. Any Notes surrendered as aforesaid may not be reissued or resold and will be cancelled promptly.

         The foregoing provisions would not necessarily afford holders of the Notes protection in the event of highly leveraged or other transactions involving the Company that may adversely affect holders of the Notes.

MERGERS AND SALES OF ASSETS BY THE COMPANY

         The Company may not consolidate or merge with or into any other Person or, directly or indirectly, convey, transfer, sell, lease or otherwise dispose of all or substantially all of its properties and assets to any Person (other than a wholly-owned subsidiary), and the Company may not permit any Person (other than a wholly-owned subsidiary) to consolidate with or merge into the Company or convey, transfer, sell, lease or otherwise dispose of all or substantially all of its properties and assets to the Company, unless (a) the Person formed by such consolidation or into or with which the Company is merged or the Person to which the properties and assets of the Company are so conveyed, transferred, sold or leased is a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State thereof or the District of Columbia and must expressly assume the due and punctual payment of the principal of, premium, if any, and interest on the Notes and the performance of the other covenants of the Company under the Indenture, (b) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and (c) the Company has provided to the Trustee an Officer's Certificate and Opinion of Counsel as provided in the Indenture. (Section
7.1).

EVENTS OF DEFAULT

         The following are Events of Default under the Indenture: (a) failure to pay principal or Redemption Price of any Note when due; (b) failure to pay any interest (including Liquidated Damages) on any Note when due and payable, continuing for 30 days; (c) default in the Company's obligation to provide notice of a Change in Control; (d) failure to perform any other covenant or warranty of the Company in the Indenture, continuing for 60 days after written notice to the Company by the Trustee as provided in the Indenture; (e) any indebtedness for money borrowed by the Company in an outstanding principal amount in excess of $5,000,000 that is not paid at final maturity or upon acceleration thereof and such default in payment or acceleration is not cured or rescinded within 30 days after written notice as provided in the Indenture; and (f) certain events of bankruptcy, insolvency or reorganization. (Section 5.1). Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the Notes, unless such holders of the Notes shall have offered to the Trustee reasonable indemnity. (Section 6.3). Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the Outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Section 5.12).

         If an Event of Default (other than an Event of Default specified in subsections (a), (b), and (f) above) occurs and is continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Outstanding Notes, by notice in writing to the Company (and to the Trustee if given by the holders of the Notes), may declare the principal of all the Notes to be due and payable immediately, and upon any such declaration such principal and any accrued interest and any unpaid Liquidated Damages thereon will become immediately due and payable. If an Event of Default specified in subsections
(a) or (b) occurs and is continuing, the holder of any Outstanding Note may, by notice in writing to the Company (with a copy to the Trustee), declare the principal of such Note to be due and payable immediately, and upon any such declaration such principal and (subject to Indenture) any accrued interest and Liquidated Damages thereon will become immediately due and payable. If an Event of Default specified in subsection (f) occurs and is continuing, the principal and any accrued interest, together with any Liquidated Damages thereon, on all of the Notes then Outstanding shall ipso facto become due and payable immediately without any declaration or other Act on the part of the Trustee or any holder of the Notes. (Section 5.2).

         At any time after a declaration of acceleration has been made but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of Outstanding Notes may, under certain circumstances as set forth in the Indenture, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the Indenture. (Section 5.2). For information as to waiver of defaults, See " -Meetings, Modification and Waiver."

         No holder of any Note has any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the holders of at least 25% in aggregate principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 5.7). However, such limitations do not apply to suit instituted by a holder of a Note for the enforcement of payment of the principal of, premium, if any, or interest on such Note or after the respective due dates expressed in such Note or of the right to convert such Note in accordance with the Indenture. (Section 5.8).

         The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (Section 10.9).

MEETINGS, MODIFICATION AND WAIVER

         The Indenture contains provisions for convening meetings of the holders of Notes to consider matters affecting their interests. (Article
Nine).

         Modifications and amendments of the Indenture may be made, and certain past defaults by the Company may be waived, either (i) with the written consent of the holders of not less than a majority in principal amount of the Notes at the time Outstanding or (ii) by the adoption of a Resolution, at a meeting of holders of the Notes at which a quorum in present, by the holders of at least 66 2/3% in principal amount of the Outstanding Notes represented at such meeting. However, no such modification or amendment may, without the consent of the holder of each Outstanding Note affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (b) reduce the principal amount of, or the premium, if any, or rate of interest on, any Note, (c) reduce the amount payable upon redemption or repurchase, (d) modify the provisions with respect to the repurchase right of the holders in a manner adverse to the holders, (e) change the coin or currency of payment of principal of, premium, if any, or interest on any Note, (f) impair the right to institute suit for the enforcement of any payment on or with respect to any Note, (g) (except as otherwise permitted or contemplated by provisions concerning consolidation, merger, conveyance, transfer, sale or lease of all or substantially all of the property or assets of the Company) adversely affect the right to convert Notes, (h) modify the subordination provisions in a manner adverse to the holders of the Notes, (i) reduce the above-stated percentage of aggregate principal amount of Outstanding Notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults, (k) reduce the percentage in aggregate principal amount of Notes Outstanding required for the adoption of a Resolution or the quorum required at any meeting of holders of Notes at which a Resolution is adopted, or (l) modify the obligation of the Company to deliver information required under Rule 144A to permit resales of Notes and other Common Stock issuable upon conversion thereof in the event the Company ceases to be subject to certain reporting requirements under the United States securities laws (Section 8.2). The quorum at any meeting called to adopt a Resolution will be persons holding or representing a majority in aggregate principal amount of the Notes at the time Outstanding and, at any reconvened meeting adjourned for lack of quorum, 25% of such aggregate principal amount. (Section 9.4).

         The holders of a majority in aggregate principal amount outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture. (Section 10.12). The holders of a majority in aggregate principal amount of the Outstanding Notes may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest. (Section 5.13).

PURCHASE BY THE COMPANY

         The Company or any subsidiary may at any time and from time to time purchase Notes at any price in the open market or otherwise.

TRANSFER, EXCHANGE AND WITHDRAWAL

         Exchange of Interests in Restricted Global Notes, Regulation S Global Notes and Regulation D Notes for Interests in Unrestricted Global Notes. Upon each sale by a Selling Holder of Notes offered hereby, such Selling Holder will be required to deliver a notice ("Notice") of such sale to the Trustee and the Company. The Notice will, among other things, identify the sale as a sale pursuant to the Registration Statement of which this Prospectus forms a part, certify that the prospectus delivery requirements, if any, of the Securities Act have been satisfied, and certify that the Selling Holder and the aggregate principal amount of Notes owned by such holder are identified in the Prospectus in accordance with the applicable rules and regulations under the Securities Act. See Appendix A. A copy of the Notice is included herein as Appendix A. Additional copies may be requested from the Company, Attention: Secretary, 4024 Stirrup Creek Drive, P. O. Box 13737, Durham, North Carolina 27709-3737, telephone: (919) 361-2059.

         Upon receipt by the Trustee of the Notice, an appropriate adjustment will be made to reflect a decrease in the principal amount of the Restricted Global Note or the Regulation S Global Note, as the case may be, or the cancellation of a Note in certificated form upon the transfer thereof, and a corresponding increase in the principal amount of the Unrestricted Global Note.

         Exchange of Interests in Global Notes for Certificated Notes. As long as DTC, or its nominee, is the registered holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. Unless DTC notifies the Company that it is unwilling or unable to continue as depository for a Global Note, or ceases to be a "Clearing Agency" registered under the Exchange Act, or announces an intention permanently to cease business or does in fact do so, or an Event of Default has occurred and is continuing with respect to a Global Note, owners of beneficial interests in a Global Note, except as provided below, will not be entitled to have any portions of such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders of the Global Note (or any Notes represented thereby) under the Indenture or the Notes. In addition, no beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the Indenture referred to herein). In addition, following the Restricted Period beneficial interests in the Regulation S Global Note may be exchanged for Notes in certificated (i.e. non-global) form upon timely request given to the Trustee by or on behalf of DTC in accordance with its customary procedures. In all cases, Notes in certificated form delivered in exchange for the Regulation S Global Note or beneficial interest therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC as the Depository (in accordance with its customary procedures) and will be subject to restrictions on resale (and will bear a legend as set forth in the Indenture unless the Company determines otherwise in compliance with applicable law). In the event that owners of beneficial interest in a Global Note become entitled to receive Notes in certificated form, such Notes will be issued only as Notes in certificated form in denominations of U.S. $1,000 and integral multiples thereof. (Sections 3.4 and 3.5).

         Exchange of Certificated Notes for Interests in Restricted Global Notes or Regulation S Global Notes. Regulation D Notes, which were issued in certificated (i.e. non-global) form, may not be exchanged for beneficial interests in any Restricted Global Note or Regulation S Global Note unless such exchange occurs in connection with or following a transfer of such Regulation D Notes and, in the case of initial purchasers thereof, the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes as set forth in the Indenture. In the case of any such exchange of a Regulation D Note initially issued in certificated form for (a) an interest in the Regulation S Global Note, such transfer must occur pursuant to Regulation S or Rule 144 (if available) or (b) an interest in the Restricted Global Note, such transfer must occur pursuant to Rule 144A. (Section 3.5).

         Exchanges between the Regulation S Global Notes and the Restricted Global Notes . Beneficial interests in the
Restricted Global Note may be transferred to a person who acquires the same in the form of a beneficial interest in the Regulation S Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 904 of Regulation S or Rule 144 (if available) and that, if such transfer occurs prior to the expiration of the Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or CEDEL. (Section 3.5).

         Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Notes for so long as it remains such an interest. (Section 3.5).

         Transfers involving an exchange of a beneficial interest in the Regulation S Global Note for a beneficial interest in the Restricted Global Note or vice versa will be effected in DTC by means of an instruction originated by the Trustee through the DTC/Deposit Withdraw at Custodian (DWAC) system. Accordingly, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Restricted Global Note or vice versa, as applicable.

TITLE

         The Company and the Trustee may treat the registered owner (as reflected in the Security Register) of any Note as the absolute owner thereof (whether or not such Note shall be overdue) for the purpose of making payment and for all other purposes.

NOTICES

         Notice to holders of the Notes are to be given by mail to the addresses of such holders as they appear in the Security Register. Such notices are deemed to be given on the date of mailing of the notice. (Section 1.6).

         Notice of a redemption of Notes will be given at least once not less than 30 nor more than 60 days prior to the Redemption Date (which notice shall be irrevocable) and will specify the Redemption Date and the Redemption Price. (Section 11.5).

REPLACEMENT OF NOTES

         Notes that become mutilated, destroyed, stolen or lost will be replaced by the Company at the expense of the holder upon delivery to the Trustee or to a transfer agent outside the United States of the mutilated Notes or evidence of the loss, theft or destruction thereof satisfactory to the Company and the Trustee. In the case of a lost, stolen or destroyed Note, indemnity satisfactory to the Trustee and the Company may be required at the expense of the holder of such Note before a replacement Note will be issued. (Section 3.6).

PAYMENT OF STAMP AND OTHER TAXES

         The Company shall pay all stamp and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the Notes. The Company is not required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority therein.

GOVERNING LAW

         The Indenture, the Notes and the coupons are governed by and construed in accordance with the laws of the State of New York, United States of America (Section 1.11).

THE TRUSTEE

         In case an Event of Default shall occur (and shall not be cured), the Trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of Notes, unless they shall have offered to the Trustee reasonable security or indemnity. (Sections 6.1 and 6.3).



                          DESCRIPTION OF CAPITAL STOCK

         The Company is authorized to issue up to 30,000,000 shares of Common Stock, par value $0.01 per share, and 7,500,000 shares of Preferred Stock, par value $0.01 per share. As of July 15, 1996, there were 13,241,019 shares of Common Stock outstanding held by approximately 8,000 holders of record and beneficial owners. There are no shares of Preferred Stock outstanding. In addition, as of July 15, 1996 the Company had 2,415,000 shares reserved for issuance upon the exercise of outstanding options and 1,225,000 shares reserved for issuance upon the exercise of outstanding warrants.

COMMON STOCK

         Each holder of Common Stock is entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. Subject to contractual restrictions on dividends and to preferences which may be granted to holders of Preferred Stock, each holder of Common Stock is entitled to share ratably in distributions to shareholders and to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, each holder of Common Stock is entitled to share ratably in all assets remaining after payments of liabilities and the liquidation preference of outstanding Preferred Stock, if any. Holders of Common Stock have no conversion, preemptive rights or other rights to subscribe for additional shares of Common Stock, and there are not redemption rights or sinking fund provisions with respect to the Common Stock. The outstanding shares of Common Stock are, and the shares issuable upon conversion will be, when issued upon conversion, validly issued, fully paid and nonassessable.

         The rights, preferences and privileges of the holders of Common Stock are subject to the rights of the holders of shares of any class or series of Preferred Stock that the Company may designate and issue in the future, and except for such rights, preferences and privileges as the holders of Preferred Stock may have, the holders of Common Stock have all powers, preferences and rights conferred upon owners of shares of capital stock under the laws of the State of Delaware.

PREFERRED STOCK

         The Board of Directors, without further action by the holders of Common Stock but subject to any limitations prescribed by law, may issue shares of Preferred Stock in one or more series and may fix or alter the rights, preferences, privileges and restrictions, including voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation preferences and conversion rights, and the description and number of shares constituting wholly unissued shares of Preferred Stock. The Board of Directors, without further shareholder approval but subject to any limitations prescribed by law, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. No shares of Preferred Stock currently are outstanding, and the Company currently has no plans to issue shares of Preferred Stock. The issuance of shares of Preferred Stock under certain circumstances could have the effect of delaying or preventing a change of control or other corporate action.

CERTAIN CHARTER PROVISIONS

         The Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") authorizes the issuance of a preferred stock with designations, rights, and preferences determined from time to time by the Board of Directors, without further action by the stockholders.

         The Company's Certificate of Incorporation provides that the stockholders may not take action by written consent as Delaware law would otherwise permit, but may act only at an annual or special meeting of the stockholders. The affirmative vote of the holders of shares of the Company's capital stock entitled to cast 75% or more of the aggregate number of votes entitled to be cast by all holders of outstanding shares of the Company's capital stock is required to change this provision of the Certificate of Incorporation.

         The Company's Amended and Restated Bylaws contain provisions which provide for a classified Board of Directors consisting of three classes with directors serving staggered three-year terms. Therefore, only one third of the directors are subject to election by the stockholders each year. The affirmative vote of the holders of the Company's capital stock which are entitled to cast at least 75% of the aggregate number of votes entitled to be cast by all holders of the Company's outstanding capital stock is required to amend this provision of the Amended and Restated Bylaws. Under Delaware law, if a Board of Directors is classified, a director may not be removed except for cause unless the corporation's certificate of incorporation provides otherwise. The Company's Certificate of Incorporation does not contain a provision altering this statutory provision.

         The Company's Amended and Restated Bylaws provide that a special meeting of the stockholders may be called by the President or the Chairman of the Board or at the request of a majority of the Board of Directors or the holders of shares entitled to cast a majority of the votes entitled to be cast by all outstanding shares. The affirmative vote of the holders of the Company's capital stock which are entitled to cast at least 75% of the aggregate number of votes entitled to be cast by all holders of the Company's outstanding capital stock is required to amend this provision of the Amended and Restated Bylaws.

         These provisions in the Company's Certificate of Incorporation and Amended and Restated Bylaws could have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company or the removal of the incumbent Board of Directors.

         The Company has also included in its Certificate of Incorporation provisions to eliminate the personal liability of its directors to the Company or its stockholders for monetary damages to the fullest extent permitted under Delaware law. The Company's Amended and Restated Bylaws include provisions indemnifying the Company's officers and directors to the fullest extent permitted by Delaware law (including without limitation the advancement of expenses for such officers and directors) and granting the Company the power to
(i) indemnify, and advance expenses to, its employees and agents to the fullest extent permitted by Delaware law, and (ii) purchase and maintain insurance for its directors, officers, employees and agents to the fullest extent permitted by Delaware law. The Company does not have any indemnification agreements with any of its directors or officers.

CERTAIN PROVISIONS OF DELAWARE LAW

         The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. Section 203 provides, subject to certain exceptions, that a Delaware corporation may not engage in a "business combination" (as defined under Delaware law) with an "interested stock holder" (defined generally as a person owning 15% or more of the corporation's outstanding voting stock) for three years following the date such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (iii) at or subsequent to the time the person became an interested stockholder, the business combination is approved by the board of directors of the corporation and approved at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder and an "interested stockholder" is defined as any person who is: (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

         The foregoing provisions could delay or frustrate a change in control of the Company. The provisions could also discourage or make more difficult a merger, tender offer or proxy contest, even if such event would be favorable to the interests of stockholders.

TRANSFER AGENT

         The transfer agent for the Common Stock is First Union National Bank of North Carolina.


                                SELLING HOLDERS

         This Prospectus relates to the offering for resale of the Offered Securities by the holders listed below and other holders identified in supplements to this Prospectus (the "Selling Holders"). The Notes were originally issued by the Company and sold by the Initial Purchasers in transactions exempt from the registration requirements of the Securities Act, in the United States to persons reasonably believed by the Initial Purchasers to be "qualified institutional buyers" as defined in Rule 144A under the Securities Act, and to a limited number of institutional investors that were institutional accredited investors as defined in Rule 501(a) under the Securities Act and outside the United States to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. The Notes were also sold in the United States to a limited number of institutional accredited investors in transactions exempt from registration under the Securities Act otherwise than in reliance on Rule 144A or Regulation S under the Securities Act.

         The following table sets forth certain information with regard to the beneficial ownership by the holders listed below of the Offered Securities and the principal amount of Notes or number of shares of Common Stock that may be offered by each such holder pursuant to this Prospectus. Such information has been obtained from such holders, DTC and/or the Trustee. None of such holders has, or within the past three years, has had any position, office or other material relationship with the Company.


       ===================================================================================================
       Name of Selling             Principal           Principal          Common Stock        Common Stock
       Holder                      Amount of           Amount of          Owned Prior         Offered
                                   Notes Owned         Notes              to Offering         Hereby  (2)
                                                       Offered            (1)
                                                       Hereby
       ---------------------------------------------------------------------------------------------------
       Arnhold & S.                  2,250,000          2,250,000            54,243              54,243
       Bleichroeder, Inc.
       ---------------------------------------------------------------------------------------------------
       Allstate Insurance            2,500,000          2,500,000            60,270              60,270
       Company
       ---------------------------------------------------------------------------------------------------
       Bond Fund Series-             1,250,000          1,250,000            30,135              30,135
       Oppenheimer Bond Fund
       for Growth
       ---------------------------------------------------------------------------------------------------
       Lincoln National              1,590,000          1,590,000            38,331              38,331
       Insurance-Corporate
       Convertible Securities
       Pool
       ---------------------------------------------------------------------------------------------------
       Lincoln National                730,000            730,000            17,598              17,598
       Convertible Securities
       Fund
       ---------------------------------------------------------------------------------------------------
       D. E. Shaw & Co.                150,000            150,000             3,616               3,616
       International, LLC
       D. E. Shaw Investments,         350,000            350,000             8,437               8,437
       L.P.
       ---------------------------------------------------------------------------------------------------
       Weirton Trust                   180,000            180,000             4,339               4,339
       Convertible
        --------------------------------------------------------------------------------------------------
       The Dreyfus Growth and        5,000,000          5,000,000           120,540             120,540
       Income Fund
       ---------------------------------------------------------------------------------------------------
       Dreyfus Premier Growth        1,000,000          1,000,000            24,108              24,108
       and Income Fund
       ---------------------------------------------------------------------------------------------------
       The Common Fund               1,000,000          1,000,000            24,108              24,108
       ---------------------------------------------------------------------------------------------------
       OCM Convertible Trust         4,240,000          4,240,000           102,217             102,217
       ---------------------------------------------------------------------------------------------------
       Dreyfus Variable              3,000,000          3,000,000            72,324              72,324
       Investment-Growth and
       Income Portfolio
       ---------------------------------------------------------------------------------------------------
       BT Securities Corp.             200,000            200,000             4,821               4,821
       ---------------------------------------------------------------------------------------------------
       Phoenix Home Life               500,000            500,000            12,054              12,054
       ---------------------------------------------------------------------------------------------------


       ===================================================================================================
       Name of Selling             Principal           Principal          Common Stock        Common Stock
       Holder                      Amount of           Amount of          Owned Prior         Offered
                                   Notes Owned         Notes              to Offering         Hereby  (2)
                                                       Offered            (1)
                                                       Hereby
       ---------------------------------------------------------------------------------------------------
                                                                                                   33
       Hudson River Trust            1,000,000          1,000,000           24,108               24,108
       Growth Investors
       ---------------------------------------------------------------------------------------------------
       Equitable Separate            2,895,000          2,895,000           69,792               69,792
       Account - Convertibles
       ---------------------------------------------------------------------------------------------------
       Hudson River Trust            1,495,000          1,495,000           36,041               36,041
       Balanced Portfolio
       ---------------------------------------------------------------------------------------------------
       Chase Manhattan Bank          3,650,000          3,650,000           87,994               87,994
       Trustee for IBM
       Corporation Retirement
       Plan
       ---------------------------------------------------------------------------------------------------
       Merrill Lynch                 2,500,000          2,500,000           60,270               60,270
       Convertible Holdings,
       Inc. (World Income
       Fund)
       ---------------------------------------------------------------------------------------------------
       Columbia/HCA Healthcare         900,000            900,000           21,697               21,697
       Corp.
       ---------------------------------------------------------------------------------------------------
       First Hawaiian Bank             370,000            370,000            8,919                8,919
       Custodian for Hotel
       Union & Industry of
       Hawaii
       ---------------------------------------------------------------------------------------------------
       Bankers Trust                   350,000            350,000            8,437                8,437
       International, PLC
       ---------------------------------------------------------------------------------------------------
       Moser Family Partners            50,000             50,000            1,205                1,205
       Ltd.
       ---------------------------------------------------------------------------------------------------
       Gerlach & Co.                 2,530,000          2,530,000           60,993               60,993
       ---------------------------------------------------------------------------------------------------
       Compass Bank Custodian          100,000            100,000           72,410                2,410
       for Alfa Life Insurance
       Corporation
       ---------------------------------------------------------------------------------------------------
       Deutsche Morgan                 490,000            490,000           11,812               11,812
       Grenfell/C. J. Lawrence
       Inc.
       ---------------------------------------------------------------------------------------------------
       Memphis Light, Gas and        1,100,000          1,100,000           26,518               26,518
       Water Retirement Fund
       ---------------------------------------------------------------------------------------------------



       ===================================================================================================
       Name of Selling             Principal           Principal          Common Stock        Common Stock
       Holder                      Amount of           Amount of          Owned Prior         Offered
                                   Notes Owned         Notes              to Offering         Hereby  (2)
                                                       Offered            (1)
                                                       Hereby
       ---------------------------------------------------------------------------------------------------
       First National Bank of          300,000            300,000            7,232                7,232
       Omaha Custodian for
       Catholic Mutual Relief
       Society of America
       Retirement Plan and
       Trust
       ---------------------------------------------------------------------------------------------------
       First National Bank of          200,000            200,000            4,821                4,821
       Omaha Custodian for
       Catholic Mutual Relief
       Society of America
       ---------------------------------------------------------------------------------------------------
       Danskin Pension                  50,000             50,000            1,205                1,205
       ---------------------------------------------------------------------------------------------------
       Pennaco Pension                  50,000             50,000            1,205                1,205
       ---------------------------------------------------------------------------------------------------
       Interstate Johnson/Lane         250,000            250,000            6,027                6,027
       Corporation
       ---------------------------------------------------------------------------------------------------
       South Dakota Retirement       1,000,000          1,000,000           24,108               24,108
       System
       ---------------------------------------------------------------------------------------------------
       Glen Eagles Fund                150,000            150,000            3,616                3,616
       ---------------------------------------------------------------------------------------------------
       Palladin Partners               175,000            175,000            4,218                4,218
       ---------------------------------------------------------------------------------------------------
       Gershon Partners                150,000            150,000            3,616                3,616
       ---------------------------------------------------------------------------------------------------
       Ramius Fund                     175,000            175,000            4,218                4,218
       ---------------------------------------------------------------------------------------------------
       State Employees'                930,000            930,000           22,420               22,420
       Retirement Fund of the
       State of Delaware
       ---------------------------------------------------------------------------------------------------
       OCM Convertible Limited         250,000            250,000            6,027                6,027
       Partnership
       ---------------------------------------------------------------------------------------------------
       Declaration of Trust            290,000            290,000            6,991                6,991
       for the Defined Benefit
       Plans of ZENECA
       Holdings, Inc.
       ---------------------------------------------------------------------------------------------------
       Delaware State                1,405,000          1,405,000           33,871               33,871
       Employees' Retirement
       Fund
       ---------------------------------------------------------------------------------------------------


       ===================================================================================================
       Name of Selling             Principal           Principal          Common Stock        Common Stock
       Holder                      Amount of           Amount of          Owned Prior         Offered
                                   Notes Owned         Notes              to Offering         Hereby  (2)
                                                       Offered            (1)
                                                       Hereby
       ---------------------------------------------------------------------------------------------------
       Declaration of Trust            435,000            435,000           10,486               10,486
       for the Defined Benefit
       Plans of ICI American
       Holdings Inc.
       ---------------------------------------------------------------------------------------------------
       Christian Science                90,000             90,000            2,169                2,169
       Trustees for Gifts and
       Endowments
       ---------------------------------------------------------------------------------------------------
       First Church of Christ,         105,000            105,000            2,531                2,531
       Science - Endowment
       ---------------------------------------------------------------------------------------------------
       General Motors Domestic       3,300,000          3,300,000           79,556               79,556
       Group Trust
       ---------------------------------------------------------------------------------------------------
       Thermo Electron                 250,000            250,000            6,027                6,027
       Balanced Investment
       Fund
       ---------------------------------------------------------------------------------------------------
       TeePak Master Trust              25,000             25,000              602                  602
       ---------------------------------------------------------------------------------------------------
       Hillside Capital                100,000            100,000            2,410                2,410
       Incorporated Corporate
       Account
       ---------------------------------------------------------------------------------------------------
       Lord Abbett Bond                270,000            270,000            6,509                6,509
       Debenture Trust
       ---------------------------------------------------------------------------------------------------
       Salomon Brothers Equity       1,500,000          1,500,000           36,162               36,162
       Arbitrage Finance
       Limited I
       ---------------------------------------------------------------------------------------------------
       Nomura Securities             1,950,000          1,950,000           47,010               47,010
       (Bermuda) Ltd.
       ---------------------------------------------------------------------------------------------------
       Golden Rule Insurance         2,250,000          2,250,000           54,243               54,243
       Company
       ---------------------------------------------------------------------------------------------------
       Public Employees'             1,000,000          1,000,000           24,108               24,108
       Retirement Association
       of Colorado
       ---------------------------------------------------------------------------------------------------
       Colonial Penn Life              175,000            175,000            4,218                4,218
       Insurance
       ---------------------------------------------------------------------------------------------------
       Colonial Penn Insurance         175,000            175,000            4,218                4,218
       ---------------------------------------------------------------------------------------------------


       ===================================================================================================
       Name of Selling             Principal           Principal          Common Stock        Common Stock
       Holder                      Amount of           Amount of          Owned Prior         Offered
                                   Notes Owned         Notes              to Offering         Hereby  (2)
                                                       Offered            (1)
                                                       Hereby
       ---------------------------------------------------------------------------------------------------
       Robertson, Stephens &           500,000            500,000           12,054               12,054
       Company
       ---------------------------------------------------------------------------------------------------
       State of Connecticut          1,550,000          1,550,000           37,367               37,367
       Retirement and Trust
       Funds
       ---------------------------------------------------------------------------------------------------
       MainStay Convertible          1,500,000          1,500,000           40,662               36,162
       Fund
       ---------------------------------------------------------------------------------------------------
       Merrill Lynch World           1,250,000          1,250,000           30,135               30,135
       Income Fund
       ---------------------------------------------------------------------------------------------------
       LB Series Fund Inc. -         6,250,000          6,250,000          150,675              150,675
       Growth Portfolio
       ---------------------------------------------------------------------------------------------------
       Value Line Convertible          500,000            500,000           12,054               12,054
       Fund
       ---------------------------------------------------------------------------------------------------
       Convertible Fund Series       1,250,000          1,250,000           30,135               30,135
       ---------------------------------------------------------------------------------------------------
       Xerox Profit Sharing          1,750,000          1,750,000           42,189               42,189
       Trust
       ---------------------------------------------------------------------------------------------------
       Nalco Co. Retirement            150,000            150,000            3,616                3,616
       Trust
       ---------------------------------------------------------------------------------------------------
       Saif Corporation              2,500,000          2,500,000           60,270               60,270
       ---------------------------------------------------------------------------------------------------
       Oregon Equity Fund            3,590,000          3,590,000           86,547               86,547
       ---------------------------------------------------------------------------------------------------
       Delaware State                1,085,000          1,085,000           26,157               26,157
       Retirement Fund -
       Froley, Revy
       ---------------------------------------------------------------------------------------------------
       Wafra Discretionary             200,000            200,000            4,821                4,821
       ---------------------------------------------------------------------------------------------------
       ICI American Holdings           415,000            415,000           10,004               10,004
       Pension
       ---------------------------------------------------------------------------------------------------
       Zeneca Holdings Pension         410,000            410,000            9,884                9,884
       Trust
       ---------------------------------------------------------------------------------------------------
       Fuelship & Co.                  410,000            410,000            9,884                9,884
       ---------------------------------------------------------------------------------------------------
       Northman & Co.                  415,000            415,000           10,004               10,004
       ---------------------------------------------------------------------------------------------------
       List & Co.                    1,750,000          1,750,000           42,189               42,189
       ---------------------------------------------------------------------------------------------------
       Harborsail & Co.                800,000            800,000           19,286               19,286
       ---------------------------------------------------------------------------------------------------
       Anteia & Co.                    800,000            800,000           19,286               19,286
       ---------------------------------------------------------------------------------------------------
       Goshen & Co.                     10,000             10,000              241                  241
       ---------------------------------------------------------------------------------------------------


       =====================================================================================================
       Name of Selling             Principal           Principal          Common Stock        Common Stock
       Holder                      Amount of           Amount of          Owned Prior         Offered
                                   Notes Owned         Notes              to Offering         Hereby  (2)
                                                       Offered            (1)
                                                       Hereby
       -----------------------------------------------------------------------------------------------------
       Hull Overseas, Ltd.             500,000            500,000              12,054                 12,054
       -----------------------------------------------------------------------------------------------------
       David Lipscomb                  110,000            110,000               2,651                  2,651
       University - General
       Endowment Fund
       -----------------------------------------------------------------------------------------------------
       Hudson River Trust              550,000            550,000              13,259                 13,259
       Growth & Income
       Portfolio
       -----------------------------------------------------------------------------------------------------
       The HCA Foundation              280,000            280,000               6,750                  6,750
       -----------------------------------------------------------------------------------------------------
       Equitable Life                5,000,000          5,000,000             120,540                120,540
       Assurance Separate
       Account - Equity
       Pension Plus
       -----------------------------------------------------------------------------------------------------
       SUBTOTAL                     91,895,000          91,895,000           2,289,875             2,215,375
       -----------------------------------------------------------------------------------------------------
       Unnamed holders of           23,105,000          23,105,000             557,015               557,015
       Offered Securities or                                                       (4)
       any future transferees,
       pledgees, donees or
       successors of or from
       any such unnamed holder
       (3)

       ----------------------------------------------------------------------------------------------------
                 TOTAL             115,000,000          115,000,000           2,846,890            2,772,390(5)
       =====================================================================================================

- ------------
(1) Includes Common Stock as to which the Selling Holder has sole or shared voting or investment power and Common Stock issuable pursuant to options and/or warrants exercisable within the next 60 days. Also includes the shares of Common Stock into which the Notes held by such Selling Holder are convertible at the initial conversion rate. The Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes - Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time.

(2) Assumes conversion into Common Stock of the full amount of Notes held by the Selling Holder at the initial conversion rate and the offering of such shares by such Selling Holder pursuant to the Registration Statement of which this Prospectus forms a part. The Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Notes is subject to adjustment under certain circumstances. See "Description of Notes - Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any.

(3) No such holder may offer Notes or Conversion Shares pursuant to the Registration Statement of which this Prospectus forms a part until such holder is included as a Selling Holder in a supplement to this Prospectus in accordance with the Registration Rights Agreement.

(4) Assumes that the unnamed holders of Offered Securities or any future transferees, pledges, donees, or successors of or from any such unnamed holder do not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Notes at the initial conversion rate.

(5) Due to rounding, the total of this column does not exactly equal the aggregate number of shares of Common Stock issuable upon conversion of the Notes at the initial conversion rate.


         Because the Selling Holders may, pursuant to this Prospectus, offer all or some portion of the Offered Securities they presently hold, no estimate can be given as to the amount of the Offered Securities that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Holders identified above may have sold, transferred or otherwise disposed of all or a portion of their Offered Securities since the date on which they provided the information regarding their Offered Securities, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

         Only Selling Holders identified above who beneficially own the Offered Securities set forth opposite each such Selling Holder's name in the foregoing table on the effective date of the Registration Statement of which this Prospectus forms a part may sell such Offered Securities pursuant to the Registration Statement. The Company may from time to time, in accordance with the Registration Rights Agreement, include additional Selling Holders in supplements to this Prospectus.


                              PLAN OF DISTRIBUTION

         The Selling Holders may from time to time effect the sale of their Offered Securities in one or more transactions in the public market (which may include a firm underwritten offering) at fixed prices, at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions or otherwise. The Offered Securities may be sold pursuant to the Registration Statement of which this Prospectus is a part, another registration statement or pursuant to an exemption from registration, including Rule 144 or Rule 144A, or pursuant to Rule 904 of Regulation S.

         The Offered Securities may be sold in transactions effected on The Nasdaq Stock Market, in other over-the-counter markets, on any national securities exchange or other quotation service on which the Offered Securities may be listed or quoted at the time of sale, or otherwise than on such exchanges or over-the-counter markets. If all or a portion of the Offered Securities are sold in such transactions, they may be sold: (a) by means of a block trade in which the broker or dealer so engaged will attempt to sell the Registrable Securities as agent but may position and resell a portion of the block as principal to facilitate the transactions; (b) through purchases by a broker (or, in the case of a firm underwritten offering, an underwriter or underwriters ("Underwriter" or "Underwriters") as principal and resale by such broker (or Underwriter) for its account pursuant to this Prospectus; (c) by means of an exchange distribution in accordance with the rules of such exchange; (d) through ordinary brokerage transactions and transactions in which the broker solicits purchasers; (e) through the writing of options; (f) directly to purchasers by the holders of the Notes; (g) by means of a combination of the foregoing methods, or (h) otherwise.

         In effecting sales, brokers, dealers or Underwriters, as the case may be, engaged by the Selling Holders may arrange for other brokers, dealers or Underwriters to participate. The Selling Holders and any brokers, dealers or Underwriters engaged by the Selling Holders may receive commissions or discounts from the Selling Holders in amounts to be negotiated. Such brokers, dealers or Underwriters, as the case may be, and any other participating brokers, dealers or Underwriters, as well as the Selling Holders, may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any profit on the sale of Offered Securities and any discounts or commission received by any Underwriter, broker or dealer may be deemed to be underwriting discounts and commissions under the Securities Act.

         To the best knowledge of the Company, there are currently no plans, arrangements or understandings between any Selling Holders and any broker, dealer or Underwriter regarding the sale of the Offered Securities by the Selling Holders. There is no assurance that any Selling Holder will sell any or all of Offered Securities offered by it hereunder or that any such Selling Holder will not transfer, devise or gift such Offered Securities by other means not described herein.

         At the time a particular offering of the Offered Securities is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Offered Securities being offered and the terms of the offering, including the name or names or any underwriters, broker/dealers or agent, any discounts, commissions and other terms constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

         To comply with the securities laws of certain jurisdictions, if applicable, the Offered Securities will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Offered Securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

         The Selling Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Offered Securities by the Selling Holders. The foregoing may affect the marketability of such securities.

         The outstanding Common Stock of the Company is listed for trading on the Nasdaq National Market, and the Company currently intends to apply for listing of the Conversion Shares on the Nasdaq National Market. The Notes are currently eligible for trading in the PORTAL market of the National Association of Securities Dealers, Inc. Notes sold pursuant to the Registration Statement of which this Prospectus forms a part are not expected to remain eligible for trading through the PORTAL System. The Company does not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes on any automated quotation system. There is no assurance as to development or liquidity of any trading market that may develop for the Notes.

         Pursuant to agreements entered into in connection with the offer and sale of the Notes by the Company, each of the Company and the Selling Holders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The Company has agreed to pay expenses incident to the offer and sale of the Offered Securities by the Selling Holders other than brokers' commissions and underwriting discounts and commissions.



                             UNITED STATES TAXATION

         The following is a summary of certain United States federal income and estate tax considerations relating to the purchase, ownership and disposition of the Notes and of Common Stock into which Notes may be converted but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on laws, regulations, rulings and decisions now in effect (or, in the case of certain United States Treasury Regulations ("Treasury Regulations"), now in proposed form), all of which are subject to change. This summary deals only with holders that will hold Notes and Common Stock into which Notes may be converted as "capital assets" (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code")) and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, persons that will hold Notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes, or persons that have a "functional currency" other than the U.S. dollar. This summary discusses the tax considerations applicable to the initial purchasers of the Notes who purchase the Notes at their "issue price" as defined in Section 1273 of the Code and does not discuss the tax considerations applicable to subsequent purchasers of the Notes. The Company has not sought any ruling from the Internal Revenue Service with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Internal Revenue Service will agree with such statements and conclusions.

INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNTIED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

UNITED STATES HOLDERS

         As used herein, the term "United States Holder" means the beneficial owner of a Note or Common Stock that for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) treated as a domestic corporation or domestic partnership, or (iii) an estate or trust other than a "foreign estate" or "foreign trust" as defined in Section 7701(a)(31) of the Code.

Payment of Interest

         Interest on a Note generally will be includable in the income of a United States Holder as ordinary income at the time such interest is received or accrued, in accordance with such Holder's method of accounting for United States federal income tax purposes.

Sale, Exchange or Redemption of the Notes

         Upon the sale, exchange or redemption of a Note, a United States Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income, which is taxable as ordinary income) and (ii) such holder's adjusted tax basis in the Note. A United States Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such holder, less any principal payments received by such holder. Such capital gain or loss will be long-term capital gain or loss if the United States Holder's holding period in the Note is more than one year at the time of sale, exchange or redemption.

Conversion of the Notes

         A United States Holder generally will not recognize any income, gain or loss upon conversion of a Note into Common Stock except with respect to cash received in lieu of a fractional Share of Common Stock. Such holder's tax basis in the Common Stock received on conversion of a Note will be the same as such holder's adjusted tax basis in the Note at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the

Common Stock received on conversion will generally include the holding period of the Note converted.

         Cash received in lieu of a fractional share of Common Stock upon conversion will be treated as a payment in exchange for the fractional share of Common Stock. Accordingly, the receipt of cash in lieu of a fractional share of Common Stock generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and the United States Holder's adjusted tax basis in the fractional share).

Dividends

         Distributions paid on the Common Stock generally will be includable in the income of the United States Holder as ordinary income to the extent of the Company's current or accumulated earnings and profits. Distributions paid on shares of Common Stock that are in excess of the Company's current or accumulated earnings and profits will generally be treated, first, as a tax-free return of capital to the extent of the United States Holder's adjusted tax basis in its shares, and then as capital gain.

         Holders should also note that, as a consequence of the conversion feature inherent in the Notes, under Section 305 of the Code, certain events, such as a modification to the conversion price of the Notes to take into account certain dividends, if any, distributed on the Common Stock, could cause a holder of Notes to realize ordinary income in respect of the Notes without a corresponding receipt of cash or other property.

Sale of Common Stock

         Upon the sale or exchange of Common Stock, a United States Holder generally will recognize capital gain or loss equal to the difference between
(i) the amount of cash and the fair market value of any property received pursuant to the sale or exchange and (ii) such holder's adjusted tax basis in the Common Stock. Such capital gain or loss will be long-term capital gain or loss if the United States Holder's holding period in the Common Stock is more than one year at the time of the sale or exchange. A United States Holder's basis and holding period in Common Stock received upon conversion of a Note are determined as discussed above under "- Conversion of the Notes."

Information Reporting and Backup Withholding Tax

         In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a Note, payments of dividends on Common Stock, payments of the proceeds of the sale of a Note and payments of the proceeds of the sale of Common Stock to certain noncorporate United States Holders, and a 31% backup withholding tax may apply to such payments if the United States Holder (i) fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, (ii) is notified by the Internal Revenue Service (the "IRS") that he has failed to report payments of interest and dividends properly, or (iii) under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest and dividend payments. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against such holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

NON-UNITED STATES HOLDERS

         As used herein, the term "Non-United States Holder" means any beneficial owner of a Note or Common Stock that is not a United States Holder.

Payment of Interest

         Payment of interest on a Note by the Company or any Paying Agent to a Non-United States Holder will qualify for the "portfolio interest exemption" and therefore will not be subject to United States federal income tax or withholding tax, provided that such interest income is not effectively connected with a United States trade or business of the Non-United States Holder and provided that the Non-United States Holder (i) does not actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, (ii) is not a controlled foreign corporation related to the Company actually or constructively through stock ownership, (iii) is not a bank receiving interest on a loan entered into in the ordinary course of business and (iv) either (a) provides a Form W-8 (or suitable substitute form) signed under penalties of perjury that includes its name and address and certifies as to its non-United States status in compliance with applicable law and regulations, or (b) deposits the Note with a securities clearing organization, bank or financial institution that holds customers' securities in the ordinary course of its trade or business and which holds the Note and provides a statement to the Company or its agent under penalties of perjury in which it certifies that such a Form W-8 (or a suitable substitute) has been received by it from the Non-United States Holder or qualifying intermediary and furnishes the Company or its agent with a copy thereof.

         Recently proposed Treasury Regulations (the "Proposed Regulations") would provide alternative methods for satisfying the certification requirement described in clause (iv) above. The Proposed Regulations also would require, in the case of Notes held by a foreign partnership, that (a) the certification described in clause (iv) above be provided by the partners rather than by the foreign partnership and (b) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule would apply in the case of tiered partnerships. The Proposed Regulations are to be effective for payments made after December 31, 1997. There can be no assurance that the Proposed Regulations will be adopted or as to the provisions that they will include if and when adopted in temporary or final form.

         Except to the extent otherwise provided under an applicable treaty, a Non-United States Holder generally will be taxed in the same manner as a United States Holder with respect to interest on a Note if such interest income is effectively connected with a United States trade or business of the Non-United States Holder. Effectively connected interest received by a corporate Non-United States Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). Even though such effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the holder delivers IRS Form 4224 to the payor.

         Interest income of a Non-United States Holder that is not effectively connected with a United States trade or business and that does not qualify for the portfolio interest exemption described above will generally be subject to a withholding tax at a 30% rate (or, if applicable, a lower treaty rate).

Sale, Exchange or Redemption of the Notes

         A Non-United States Holder of a Note will generally not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or redemption of a Note (including the receipt of cash in lieu of fractional shares upon conversion of a Note to Common Stock) unless (1) the gain is effectively connected with a United States trade or business of the Non-United States Holder, (2) in the case of a Non-United States Holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either such holder has a "tax home" in the United States or the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States, (3) the holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates, or (4) the Company is a United States real property holding corporation (see discussion under "United States Foreign Investment in Real Property Tax Act" below).

Conversion of the Notes

         In general, no United States federal income tax or withholding tax will be imposed upon the conversion of a Note into Common Stock by a Non-United States Holder except with respect to the receipt of cash in lieu of fractional shares by Non-United States Holders upon conversion of a Note where any one of the four exceptions described above under "Non-United States Holders -- Sale, Exchange or Redemption of the Notes" is applicable.

Sale or Exchange of Common Stock

         A Non-United States Holder generally will not be subject to United States federal income tax or withholding tax on the sale or exchange of Common Stock unless any one of the four exceptions described above under "Non-United States Holders -- Sale, Exchange or Redemption of the Notes" is applicable.

Dividends

         Dividends paid (or deemed paid, as described above under "United States Holders -- Dividends") on Common Stock to a Non-United States Holder will be subject to United States federal withholding tax at 30% rate (or lower rate provided under an applicable income tax treaty), unless the dividends are effectively connected with the conduct of a trade or business in the United States (and are attributable to a United States permanent establishment of such holder, if an applicable income tax treaty so requires as a condition for the Non-United States Holder to be subject to United States income taxes on a net income basis in respect of such dividends). Except to the extent otherwise provided under an applicable tax treaty, a Non-United States Holder will be taxed in the same manner as a United States Holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a trade or business in the United States by the Non-United States Holder. If such Non-United States Holder is a foreign corporation, it may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Even though such effectively connected dividends are subject to income tax, and may be subject to the branch profits tax, they will not be subject to U.S. withholding tax if the holder timely delivers IRS Form 4224 to the payor.

         Under current Treasury Regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding rules discussed below and, under the current interpretation of Treasury Regulations, for purposes of determining the applicability of a tax treaty rate. Under the Proposed Regulations, however, a Non-United States Holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification requirements. In addition, under the Proposed Regulations, in the case of Common Stock held by a foreign partnership, (x) the certification requirement would generally be applied to the partners of the partnership and (y) the partnership would be required to provide certain information, including a United States taxpayer identification number. The Proposed Regulations also provide look-through rules for tiered partnerships. It is not certain whether, or in what form, the Proposed Regulations will be adopted or the provisions they will include if and when adopted in temporary or final form.

Death of a Non-United States Holder

         A Note held by an individual who is not a citizen or resident of the United States at the time of death will not be includable in the decedent's gross estate for United States estate tax purposes, provided that such holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, and provided that, at the time of death, payments with respect to such Note would not have been effectively connected with the conduct by such Non-United States Holder of a trade or business within the United States.

Common Stock actually or beneficially held by a Non-United States Holder at the time of his or her death (or previously transferred subject to certain retained rights or powers) will be subject to United States federal estate tax unless otherwise provided by an applicable estate tax treaty.

Information Reporting and Backup Withholding Tax

         Under current law, information reporting on IRS Form 1099 and backup withholding will not apply to payments on a Note to a Non-United States Holder if the statement described in "Non-United States Holders -- Payment of Interest" is duly provided by such holder, provided that the payor does not have actual knowledge that the holder is a United States person. The Company or a paying agent, however, may report (on IRS Form 1042S) payments of interest on Notes.

         Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a Note or any payment of the proceeds of the sale of Common Stock effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury Regulations), unless such broker (i) is a United States person, (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (iii) is a controlled foreign corporation as to the United States. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii) or
(iii) of the preceding sentence will not be subject to backup withholding tax, but will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a Non-United States Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the Note provides the statement described in "Non-United States Holder -- Payment of Interest" or otherwise establishes an exemption.

         If paid to an address outside the United States, dividends on Common Stock held by a Non-United States Holder will generally not be subject to the information reporting and backup withholding requirements described in this section, provided the payor does not have definite knowledge that the payee is a United States person (see discussion under "Non-United States Holder -- Dividends" with respect to the Proposed Regulations).

         These backup withholding and information reporting rules are under review by the United States Department of the Treasury, and their application to the Notes and Common Stock could be changed prospectively by future regulations.

United States Foreign Investment in Real Property Tax Act

         Under the Foreign Investment in Real Property Tax Act ("FIRPTA"), any person who acquires a "United States real property interest" (as described below) from a foreign person must deduct and withhold a tax equal to 10% of the amount realized by the foreign transferor. In addition, a foreign person who disposes of a United States real property interest generally is required to recognize gain or loss that is subject to United States federal income tax. A "United States real property interest" generally includes any interest (other than an interest solely as a creditor) in a United States corporation unless it is established under specific procedures that the corporation is not (and was not for the prior five-year period) a "United States real property holding corporation". The Company has not been, is not, and does not anticipate becoming a United States real property holding corporation. In the unlikely event that it is not established that the Company is not a United States real property holding corporation, then, unless an exemption applies, both the Common Stock and the Notes would be treated as United States real property interests and the disposition of either Common Stocks or Notes by a Non-United States Holder would be subject to FIRPTA tax and withholding.

         However, an interest in a United States corporation generally will not be treated as a United States real property interest if, at any time during the calendar year, any class of stock of the corporation is "regularly traded" on an established securities market (the "regularly-traded exemption"). The Company believes that the Company's Common Stock is regularly traded on an established securities market within the meaning of the applicable regulations, although there can be no assurance that the Common Stock will remain regularly traded. The remainder of this discussion assumes that the Common Stock is and will remain regularly traded on an established securities market. Except as described below, shares of Common Stock and Notes held by a Non-United States Holder will generally not be treated as United States real property Interests, and the disposition of such shares and Notes (including a conversion or redemption of such Notes) by a United States Holder will not be subject to FIRPTA tax or withholding.

         The regularly-traded exemption is not available to a regularly traded interest (such as the Common Stock) if such interest is owned by a person who beneficially owns (actually or constructively) more than 5% of the total fair market value of that class of interests at any time during the five-year period ending on the date of disposition of such interest or other applicable determination date. Accordingly, except with respect to a sale or other disposition of Common Stock by a Non-United States Holder whose aggregate beneficial ownership has exceeded that 5% threshold, no withholding or income taxation under the FIRPTA rules should be required with respect to the sale, exchange or other disposition of Common Stock by a Non-United States Holder.

         The regularly-traded exemption is also not applicable to a "non-regularly traded" class of interests in a United States corporation that is convertible into a regularly traded class of interests in the corporation if, on the date such non-regularly traded interest was acquired by its present holder, such interest had a fair market value greater than the fair market value on that date of 5% of the regularly traded class of the corporation's stock into which it is convertible. (Interests of a non-regularly traded class acquired over a period of time will be aggregated for purposes of applying the 5% test described above.) Accordingly, the sale, exchange, conversion or redemption by a Non-United States Holder of Notes which, on an applicable determination date, had a fair market value greater than 5% of the Common Stock will be subject to FIRPTA tax and withholding. The foregoing discussion assumes that the Notes constitute interests that are non-regularly traded interests convertible into a regularly traded class of interests. It is not entirely certain how the regularly-traded exception will apply if the Notes become "regularly traded" within the meaning of the FIRPTA rules. A Non-United States Holder who sells or otherwise disposes of Notes may be required to inform its transferee whether such Notes constitute a United States real property interest.

         Any investor who believes that it may approach or exceed any of the 5% ownership thresholds discussed above, either alone or in conjunction with related persons, should consult its tax advisor concerning the United States tax consequences that may arise as a result of such ownership.


                                    EXPERTS

         The financial statements of the Company as of December 31, 1995 and 1994 and for the three years in the period ended December 31, 1995 appearing in the Annual Report on Form 10-K for the fiscal year ended December 31, 1995 incorporated herein by reference have been audited by Ernst & Young LLP, independent accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

         The validity of the Notes and of the Common Stock offered hereby will be passed upon for the Company by Petree Stockton, L.L.P., Raleigh, North Carolina. As of July 15, 1996, attorneys at Petree Stockton, L.L.P. owned 1,500 shares of the Common Stock of the Company.


                  INDEMNIFICATION AND LIMITATION OF LIABILITY

         The Bylaws of the Company provide that the Company shall indemnify the directors and officers of the Company against liability (and expenses related thereto) arising out of their status as directors and officers to the extent permitted by law. Additionally, certain mandatory indemnification rights are available under the Delaware General Corporation Law (the "DGCL") to officers and directors who are wholly successful in the defense of any proceeding to which such person was a party by virtue of his position as a director or officer.

         Further, as permitted by the DGCL, the Certificate of Incorporation of the Company includes a provision limiting the personal liability of its directors for monetary damages for certain breaches of their duties as directors to the extent permitted under the DGCL.

         Such limitation of liability pursuant to state law does not affect liability, if any, arising under the federal securities laws. Further, insofar as indemnification or limitation of monetary damages for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to contractual provisions or otherwise, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                   APPENDIX A





NOTICE OF TRANSFER PURSUANT TO REGISTRATION STATEMENT

Marine Midland Bank, as Trustee
BroadBand Technologies, Inc.
c/o Marine Midland Bank
140 Broadway, 12th Floor
New York, New York  10005
Attention: Corporate Trust Services - BroadBand


         Re: BroadBand Technologies, Inc. (the "Company") 5% Convertible Subordinated Notes due May 15, 2001 (the "Notes")
Dear Sirs:

         Please be advised that ___________________________ has transferred $_________________ aggregate principal amount of the above-referenced Notes pursuant to an effective Registration Statement on Form S-3 (File No. 333-___) filed by the Company.

         We hereby certify that the prospectus delivery requirements, if any, of the Securities Act of 1933, as amended, have been satisfied and that the above-named beneficial owner of the Notes is named as a "Selling Holder" in the Prospectus dated __________, 1996 or in supplements thereto, and that the aggregate principal amount of the Notes transferred are the Notes listed in such Prospectus opposite such owner's name.

Dated:



                                   Very truly yours,



                                   -----------------------
                                   (Name)



                           By:     -----------------------
                                   (Authorized Signature)

                                   PROSPECTUS


                          BROADBAND TECHNOLOGIES, INC.


                             ________________, 1996


                               TABLE OF CONTENTS



                                                                      PAGE
                                                                      ----
Available Information . . . . . . . . . . . . . . . . . . . . . . . .  2
Incorporation of Certain Information by Reference . . . . . . . . . .  2
Summary   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
Ratio of Earnings to Fixed Charges  . . . . . . . . . . . . . . . . .  12
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Description of Notes  . . . . . . . . . . . . . . . . . . . . . . . .  13
Description of Capital Stock  . . . . . . . . . . . . . . . . . . .    29
Selling Holders . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . .  39
United States Taxation  . . . . . . . . . . . . . . . . . . . . . . .  40
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
Indemnification and Limitation of Liability . . . . . . . . . . . . .  47
Appendix A  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48


         No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with this offering, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy, any securities other than the registered securities to which it relates, or an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation would be unlawful. The delivery of this Prospectus at any time does not imply that information herein is correct as of any time subsequent to its date.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                 The estimated expenses of this offering (other than underwriting discounts and commissions) will be paid by the Registrant and are as follows:

                 Registration Fee-Securities and Exchange Commission         $  39,655
                                                                             ---------
                 Legal Fees and Expenses                                     $  40,000
                                                                             ---------
                 Printing Expenses                                           $  10,000
                                                                             ---------
                 Accounting Fees and Expenses                                $  10,000
                                                                             ---------
                 Miscellaneous                                               $  20,000
                                                                             ---------

                          Total                                              $ 119,655
                                                                             =========


ITEM 15.         INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article VII of the Bylaws of the Registrant provides as follows:

                 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (hereinafter a "Proceeding"), by reason of the fact that he or she is or was (a) a director of the corporation, (b) an officer of the corporation elected or appointed by the stockholders or the board of directors, or (c) serving, at the request of the corporation as evidenced by a vote of the board of directors prior to the occurrence of the event to which the indemnification relates, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (such persons described in (a), (b) and (c) are sometimes hereinafter referred to as an "Indemnitee"), whether the basis of such Proceeding is alleged action in an official capacity as such a director or officer of the corporation or as such other director, officer, employee or agent or in any other capacity while serving as such a director or officer of the corporation or as such other director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the General Corporation Law of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including, but not limited to, attorneys' fees, judgments, fines, ERISA, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be such a director, officer, employee or agent and shall inure to the benefit of the Indemnitee's heirs, executors and administrators; provided, however, that, except as provided in Section 3 of this Article with respect to Proceedings to enforce rights to indemnification, the corporation shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized or ratified by the board of directors of the corporation. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any Proceeding in advance of its final disposition (hereinafter an "Advancement of Expenses"); provided, however, that, if the General Corporation Law of

         Delaware requires, an Advancement of Expenses incurred by an Indemnitee in his or her capacity as a director or officer of the corporation (but not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an "Undertaking"), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "Final Adjudication") that such Indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise.

                 2. Indemnification of Employees and Agents of the Corporation. The corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification, and to an Advancement of Expenses, to any employee or agent of the corporation to the fullest extent of the provisions of this Article.

                 3.  Right of Indemnitee to Bring Suit.  If a claim under this
         Article is not paid in full by the corporation within sixty (60) days after a written claim has been received by the corporation, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If the Indemnitee is successful in whole or in part in any such suit, or in a suit brought by the corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses), it shall be a defense that the Indemnitee has not met the applicable standard of conduct set forth in the General Corporation Law of Delaware. In addition, in any suit by the corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the corporation shall be entitled to recover such expenses upon a Final Adjudication that the Indemnitee has not met the applicable standard of conduct set forth in the General Corporation Law of Delaware. Neither the failure of the corporation (including its board of directors, independent legal counsel, or stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the General Corporation Law of Delaware, nor an actual determination by the corporation (including its board of directors, independent legal counsel, or stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or by the corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Article or otherwise shall be on the corporation.

                 4. Non-Exclusivity of Rights. The rights to indemnification and to Advancement of Expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under these bylaws, the certificate of incorporation or any statute, agreement, vote of stockholders, of disinterested directors or otherwise.

                 5. Insurance. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or any director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of Delaware.

                 6. Severability. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director or officer and may indemnify each employee or agent of the corporation as to costs, charges and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

         Reference is made to Article 10 of the Certificate of Incorporation of the Registrant, which provides as follows:

                 10. A member of the Board of Directors of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware or any successor provision, or (iv) for any transaction from which such director derived an improper personal benefit. If the General Corporation Law of Delaware is amended after the effective date of this Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

                 Any repeal or modification of this Article 10 (i) by the stockholders of the corporation or (ii) by an amendment to the General Corporation Law of Delaware (unless such statutory amendment specifically provides to the contrary) shall not adversely affect any right or protection, existing at the time of such repeal or modification with respect to any acts or omissions occurring either before or after such repeal or modification, of a person serving as a director at the time of such repeal or modification.


         Reference is also made to Section 145 of Title 8 of the Delaware Code, which provides as follows:

                 (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                 (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                 (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections
         (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                 (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

                 (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

                 (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                 (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

                 (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                 (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

                 (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                 (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

         Further, the Company maintains a directors' and officers' liability policy which insures such persons against claims arising from certain acts or decisions by them in their capacities as directors and officers of the Company, subject to certain exclusions and deductible and maximum amounts.

ITEM 16.         EXHIBITS.
                 3.1      Amended and Restated Certificate of Incorporation of
                          Registrant (Incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form
                          S-1, Registration Number 33-62754, declared effective June 30, 1993)

                 3.2      Amended and Restated Bylaws of Registrant
                          (Incorporated by reference to exhibit to the Registrant's Quarterly Report on Form 10-Q for the period ended June 30, 1994)

                 4.1      Amended and Restated Certificate of Incorporation of
                          Registrant (Included as Exhibit 3.1 to this
                          Registration Statement)

                 4.2 Amended and Restated Bylaws of Registrant (Included as Exhibit 3.2 to this Registration Statement)

                 4.3 Form of Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Registrant's
                          Registration Statement on Form S-1, Registration
                          Number 33-62754, declared effective June 30, 1993)

                 4.4 Indenture, dated as of May 22, 1996, by and between the Registrant and Marine Midland Bank, as Trustee
                          (Incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, Commission
                          File Number 0-21766, dated May 22, 1996)

                 4.5      Registration Rights Agreement, dated as of May 17,
                          1996, by and between the Registrant and Goldman, Sachs & Co. and Bear, Stearns & Co. Inc. (as Initial
                          Purchasers) (Incorporated by reference to Exhibit 10.3 of Registrant's Current Report on Form 8-K,
                          Commission File Number 0-21766, dated May 22, 1996)

                 5.1      Opinion of Petree Stockton, L.L.P.  (1)

                 12.1     Computation of Ratio of Earnings to Fixed Charges

                 23.1 Consent of Petree Stockton, L.L.P. (contained in Exhibit 5.1)

                 23.2     Consent of Ernst & Young LLP

                 24.1     Power of Attorney (Contained on Signature Page)

                 25.1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, on Form T-1 of Marine Midland Bank.

                 ----------------------

                 (1)      To be filed by amendment.


ITEM 17.         UNDERTAKINGS.

         (a)     The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                          (i)     To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

                          (ii)    To reflect in the Prospectus any facts or
events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                          (iii)   To include any material information with
respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                          Provided, however, that paragraphs (a)(1)(i) and
(a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 as may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on August 5, 1996.

                                        BROADBAND TECHNOLOGIES, INC.


                                        By: /s/ Salim A. L. Bhatia
                                           ----------------------------
                                            Salim A. L. Bhatia
                                            President

         KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Salim A. L. Bhatia and Timothy K. Oakley and each of them his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               Signature                                  Title                          Date
               ---------                                  -----                          ----
                                                                                    August 5, 1996
 /s/ Salim A. L. Bhatia                 President (principal executive officer)
 -------------------------              and Director
 Salim A. L. Bhatia

 /s/ Timothy K. Oakley                  Vice President (principal financial         August 5, 1996
 -------------------------              officer and principal accounting
 Timothy K. Oakley                      officer)


 /s/ John R. Hutchins, III              Chairman of the Board and Director          August 6, 1996
 -------------------------
 John R. Hutchins, III

 /s/ J. Richard Jones                   Director                                    August 5, 1996
 -------------------------
 J. Richard Jones

 /s/ Fredric R. Boswell                 Director                                    August 1, 1996
 -------------------------
 Fredric R. Boswell

 /s/ Richard P. Clark                   Director                                    August 5, 1996
 -------------------------
 Richard P. Clark

 /s/ Charles T. Lee                     Director                                    August 2, 1996
 -------------------------
 Charles T. Lee

 /s/ Lawrence A. McLernon               Director                                    August 2, 1996
 -------------------------
 Lawrence A. McLernon


                                EXHIBIT INDEX

Exhibit                                                                                                                  Sequential
 No.                                   Description                                                                        Page No.
- -------                                -----------                                                                       ----------
3.1              Amended and Restated Certificate of Incorporation of Registrant (Incorporated by reference to Exhibit
                 3.1 to the Registrant's Registration Statement  Form S-1, Registration Number 33-62754, declared effective June 30, 1993)

3.2              Amended and Restated Bylaws of Registrant (Incorporated by reference to exhibit to the Registrant's
                 Quarterly Report on Form 10-Q for the period ended June 30, 1994)

4.1              Amended and Restated Certificate of Incorporation of Registrant (Included as Exhibit 3.1 to this
                 Registration Statement)

4.2              Amended and Restated Bylaws of Registrant (Included as Exhibit 3.2 to this Registration Statement)

4.3              Form of Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Registrant's
                 Registration Statement on Form S-1, Registration Number 33-62754, declared effective June 30, 1993)

4.4              Indenture, dated as of May 22, 1996, by and between the Registrant and Marine Midland
                 Bank, as Trustee (Incorporated by reference to Exhibit 10.1 to Registrant's Current Report on
                 Form 8-K, Commission File Number 0-21766, dated May 22, 1996)

4.5              Registration Rights Agreement, dated as of May 17, 1996, by and between the Registrant and Goldman, Sachs & Co. and Bear, Stearns & Co. Inc. (as Initial Purchasers)
                 (Incorporated by reference to Exhibit 10.3 of Registrant's Current Report on Form 8-K,
                 Commission File Number 0-21766, dated May 22, 1996)

5.1              Opinion of Petree Stockton, L.L.P. (1)

12.1             Computation of Ratio of Earnings to Fixed Charges

23.1 Consent of Petree Stockton, L.L.P. (contained in Exhibit 5.1)

23.2             Consent of Ernst & Young LLP

24.1             Power of Attorney (Contained on Signature Page)

25.1             Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, on Form T-1 of Marine Midland Bank


                 -----------------------

                 (1)      To be filed by amendment.